                                                                   EXHIBIT 10.1
                                                                 Execution Copy






==============================================================================





                           RECAPITALIZATION AGREEMENT


                                  BY AND AMONG


                               TEAM HEALTH, INC.,

                               MEDPARTNERS, INC.,

                       PACIFIC PHYSICIAN SERVICES, INC.,

                                      AND

                          TEAM HEALTH HOLDINGS, L.L.C.


                          DATED AS OF JANUARY 25, 1999






==============================================================================

                               TABLE OF CONTENTS


                                                                                                      PAGE
                                                                                                      ----

ARTICLE I --   DEFINITIONS...............................................................................1
         Section 1.1       Definitions...................................................................1
         Section 1.2       Cross Reference...............................................................8

ARTICLE II --  THE RECAPITALIZATION.....................................................................10
         Section 2.1       Pre-Closing Estimates of Certain Amounts.....................................10
         Section 2.2       Exchange of Common Stock.....................................................10
         Section 2.3       Purchase of Preferred Stock and Common Stock.................................11
         Section 2.4       Redemption of Certain Common Stock...........................................11
         Section 2.5       Closing......................................................................12
         Section 2.6       Post-Closing Adjustments.....................................................12

ARTICLE III -- CONDITIONS TO CLOSING....................................................................15
         Section 3.1       Conditions to the Purchaser's Obligations....................................15
         Section 3.2       Conditions to the Company's, the Parent's
                  and the Existing Stockholder's Obligations............................................19

ARTICLE IV --  COVENANTS BEFORE CLOSING.................................................................21
         Section 4.1       Affirmative Covenants of the Company.........................................21
         Section 4.2       Negative Covenants of the Company............................................23
         Section 4.3       Covenants of Purchaser.......................................................23
         Section 4.4       Intercompany Accounts........................................................24
         Section 4.5       Distributions................................................................24
         Section 4.6       Financial Information........................................................25
         Section 4.7       Parent Board Approval........................................................25
         Section 4.8       Cash Management from Measurement Date to Closing Date........................25

ARTICLE V --   REPRESENTATIONS AND WARRANTIES
                 OF THE EXISTING STOCKHOLDER............................................................26
         Section 5.1       Organization and Corporate Power.............................................26
         Section 5.2       Authorization of Transactions................................................27
         Section 5.3       Absence of Conflicts.........................................................27
         Section 5.4       Capitalization...............................................................28
         Section 5.5       Financial Statements and Related Matters.....................................28
         Section 5.6       Absence of Undisclosed Liabilities...........................................28
         Section 5.7       Absence of Certain Developments..............................................29
         Section 5.8       Real Property................................................................30
         Section 5.9       Assets.......................................................................31
         Section 5.10      Taxes........................................................................32
         Section 5.11      Contracts and Commitments....................................................33

         Section 5.12      Proprietary Rights...........................................................35
         Section 5.13      Litigation; Proceedings......................................................35
         Section 5.14      Brokerage....................................................................36
         Section 5.15      Governmental Licenses and Permits............................................36
         Section 5.16      Employees....................................................................36
         Section 5.17      Employee Benefit Plans.......................................................36
         Section 5.18      Insurance....................................................................37
         Section 5.19      Officers and Directors; Bank Accounts........................................38
         Section 5.20      Affiliate Transactions.......................................................38
         Section 5.21      Compliance with Laws.........................................................38
         Section 5.22      Health Care Matters..........................................................38
         Section 5.23      Environmental Matters........................................................39
         Section 5.24      Disclosure...................................................................40
         Section 5.25      Closing Date.................................................................40

ARTICLE VI --   REPRESENTATIONS AND WARRANTIES
                  OF THE PURCHASER......................................................................41
         Section 6.1       Organization.................................................................41
         Section 6.2       Authorization of Transactions................................................41
         Section 6.3       Absence of Conflicts.........................................................41
         Section 6.4       Litigation...................................................................42
         Section 6.5       Investigation by the Purchaser...............................................42
         Section 6.6       Financing....................................................................42
         Section 6.7       Hart-Scott-Rodino............................................................43
         Section 6.8       Brokerage....................................................................43
         Section 6.9       Investment...................................................................43
         Section 6.10      Closing Date.................................................................43

ARTICLE VII --  TERMINATION.............................................................................43
         Section 7.1       Termination..................................................................43
         Section 7.2       Effect of Termination........................................................44

ARTICLE VIII -- INDEMNIFICATION AND RELATED MATTERS.....................................................44
         Section 8.1       Survival.....................................................................44
         Section 8.2       Indemnification..............................................................45
         Section 8.3       Certain Tax Matters..........................................................52
         Section 8.4       Employees; Employee Benefits.................................................56

ARTICLE IX --   ADDITIONAL AGREEMENTS...................................................................60
         Section 9.1       Legend for the Restricted Securities.........................................60
         Section 9.2       Press Releases and Announcements.............................................60
         Section 9.3       Further Transfers............................................................61
         Section 9.4       Specific Performance.........................................................61

         Section 9.5       Expenses.....................................................................61
         Section 9.6       Exclusivity..................................................................61
         Section 9.7       Books and Records............................................................62
         Section 9.8       Noncompetition, Nonsolicitation, and Confidentiality.........................62
         Section 9.9       Nonsolicitation by the Purchaser... .........................................64
         Section 9.10      Use of Parent's Names and Logos..............................................64
         Section 9.11      Medical Malpractice Matters..................................................65
         Section 9.12      Transition Services..........................................................65
         Section 9.13      EMSA Limited Partnership.....................................................67
         Section 9.14      Certain Vendors..............................................................67
         Section 9.15      IDX..........................................................................67

ARTICLE X -- MISCELLANEOUS..............................................................................67
         Section 10.1      Amendment and Waiver.........................................................67
         Section 10.2      Notices......................................................................68
         Section 10.3      Binding Agreement; Assignment................................................68
         Section 10.4      Severability.................................................................69
         Section 10.5      No Strict Construction.......................................................69
         Section 10.6      Captions.....................................................................69
         Section 10.7      Entire Agreement.............................................................69
         Section 10.8      Counterparts.................................................................70
         Section 10.9      Governing Law................................................................70
         Section 10.10     Jurisdiction and Consent to Service..........................................70
         Section 10.11     Parties in Interest..........................................................70
         Section 10.12     Schedules....................................................................70

                      INDEX OF EXHIBITS

   Exhibit A           -        List of TH Entities
   Exhibit B           -        Earn-Out Obligations
   Exhibit C           -        "Knowledge" Individuals
   Exhibit D           -        Net Working Capital Determination
   Exhibit E           -        Preferred Stock Rights and Preferences
   Exhibit F           -        Required Consents
   Exhibit G           -        Form of Opinion of King & Spalding
   Exhibit H           -        Debt and Equity Commitment Letters
   Exhibit I           -        Form of Opinion of Kirkland & Ellis
   Exhibit J           -        Farmers Insurance Proposal
   Exhibit K           -        Special Bonus Payments
   Exhibit L           -        Medical Malpractice Liability Insurance
   Exhibit M           -        Certain Vendors
   Exhibit N           -        IDX Allocation
   Disclosure Letter

                           RECAPITALIZATION AGREEMENT

                  THIS RECAPITALIZATION AGREEMENT, dated as of January 25, 1999, is made by and among Team Health, Inc., a Tennessee corporation (the "Company"), Pacific Physician Services, Inc., a Delaware corporation (the "Existing Stockholder"), MedPartners, Inc., a Delaware corporation (the "Parent"), and Team Health Holdings, L.L.C., a Delaware limited liability company (the "Purchaser"). The Company, the Existing Stockholder, the Parent, and the Purchaser are referred to herein collectively as the "Parties" and individually as a "Party." Certain capitalized terms used herein are defined in
Article I below.

                  WHEREAS, the Parent is the ultimate parent to the Existing Stockholder, the Company, and the other entities that collectively constitute what is commonly known as the "Team Health business," a list of which is attached hereto as Exhibit A (the "TH Entities");

                  WHEREAS, as of the date hereof, certain of the TH Entities are not Subsidiaries of the Company;

                  WHEREAS, prior to the Closing, the Parent will take such actions as are necessary to cause all of the TH Entities to become Subsidiaries of the Company (the "Internal Reorganization");

                  WHEREAS, the Existing Stockholder is the sole stockholder of the Company, holding 100 shares of the Company's Common Stock, no par value (the "Existing Common Stock"); and

                  WHEREAS, the Parties desire to consummate a recapitalization of the Company on the terms and subject to the conditions set forth in this Agreement, and desire that the transactions contemplated by this Agreement be treated as a "recapitalization" for accounting purposes.

                  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective Parties, the Parties hereby agree as follows:

                            ARTICLE I -- DEFINITIONS

         SECTION 1.1 DEFINITIONS. When used in this Agreement, the following terms have the meanings set forth below:

                  "Acquired Companies" means the Company, each of the TH Entities, and each of the Related Professional Corporations.

                  "Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

                  "Affiliated Group" means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local, or foreign law).

                  "Agreement" means this Recapitalization Agreement, including the Disclosure Letter and all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

                  "Baseline Capital Expenditures Amount" means $10,000,000.

                  "Baseline Net Working Capital Amount" means $102,900,000

                  "Bottom Collar" means $100,900,000.

                  "Capital Expenditures Amount" means all expenditures made during the period from January 1, 1998 through the close of business on the Measurement Date for assets which, in accordance with GAAP, are required to be capitalized and shown on the Company's consolidated balance sheet (after taking the Internal Reorganization into account), as long as such asset is purchased for Cash or financed by the incurrence of Indebtedness (i.e., assets which are financed by accounts payable will not count towards the Capital Expenditures Amount unless and then only to the extent that such accounts payable are paid off with Cash prior to the close of business on the Measurement Date).

                  "Capital Stock" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(v) in any case, any right to acquire any of the foregoing.

                  "Cash" means all cash, cash equivalents, and marketable securities.

                  "Cash Amount" means the book value of the Company's Cash as of the close of business on the Measurement Date, determined on a consolidated basis (after taking the Internal Reorganization into account) in accordance with GAAP.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                  "Common Stock" means the Company's Common Stock, no par value.

                  "Earn-Out Obligations" means those payment obligations of the Acquired Companies set forth on Exhibit B to former owners of businesses which were acquired by the Acquired Companies prior to the Closing which are in the nature of deferred purchase prices for such businesses and are expressly contingent on the financial or operating performance of such businesses for periods after the Closing.

                  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

                  "Excluded Liabilities" means all liabilities and obligations reflected on the books and records of the Acquired Companies relating to (i) self-funded medical claims and the related tail liability incurred prior to the Closing Date by current or former employees of InPhyNet Medical Management Inc. and its Subsidiaries which relate to the government services or managed healthcare divisions (or their covered dependents) and (ii) self-funded workers' compensation claims and the related tail liability with respect to injuries incurred prior to July 1, 1997 by current or former employees of InPhyNet Medical Management Inc. and its Subsidiaries which relate to the government services or managed healthcare divisions.

                  "GAAP" means generally accepted accounting principles of the United States, consistently applied.

                  "Indebtedness" of any Person means, without duplication: (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), including without limitation all Earn-Out Obligations, and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (ii) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (iii) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss. Without limiting the generality of the foregoing, (i) the promissory note payable to Edison Emergency Associates, P.A. dated August 1, 1997 will be treated as Indebtedness for purposes of this Agreement but will not be treated as an Earn-Out Obligation for purposes of this Agreement and
(ii) the deferred compensation payable with respect to the EPA Deferred Compensation Plan reflected on the Company's balance sheet and the deferred compensation arrangements referred to in Section 8.4(i) will not be treated as Indebtedness for purposes of this Agreement.

                  "Indebtedness Amount" means the book value of the Company's Indebtedness as of the close of business on the Measurement Date, determined on a consolidated basis (after taking the Internal Reorganization into account) in accordance with GAAP; provided that for purposes of such calculation (i) all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if such Indebtedness was paid in full on the Measurement Date shall be treated as Indebtedness and (ii) the aggregate amount of Earn-Out Obligations included as Indebtedness shall be deemed to be $13,487,000, regardless of the actual book value or expected value of the Earn-Out Obligations at such time.

                  "Insider" means, any officer, director, executive employee, stockholder, partner or Affiliate, as applicable, of any Acquired Company or any spouse or dependent (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns a 5% or greater direct or indirect beneficial interest.

                  "knowledge" and "aware" and terms of similar import mean, with respect to a Person, the actual knowledge of such Person (and if such Person is an entity, this means the actual knowledge of the officers and directors of such Person; provided that if the Person is the Parent, actual knowledge also shall mean the actual knowledge of the officers and directors of the Existing Stockholder and the Company, and for purposes of Section 5.13 only, it shall also mean the actual knowledge of those individuals listed on Exhibit C attached hereto), after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

                  "Leased Real Property" means all land, building, fixtures or other real property in which any Acquired Company has a leasehold, subleasehold, license, concession or other real property right or interest under the Real Property Leases.

                  "Leasehold Improvements" means all buildings, fixtures and other improvements located on each Leased Real Property which are owned by any Acquired Company, regardless of whether such improvements are subject to reversion to the landlord or other third party upon the expiration or termination of the Real Property Lease for such Leased Real Property.

                  "Licenses" means all permits, licenses, franchises, certificates, approvals, and other authorizations of third parties or foreign, federal, state, or local governments or other similar rights.

                  "Liens" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Acquired Companies, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to any Acquired Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

                  "Loss" means, with respect to any Person, any damage, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, imposed Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

                  "Material Adverse Effect" means any material adverse effect on the business, financial condition, operations, results of operations, or prospects of the Acquired Companies, taken as a whole.

                  "Medical Malpractice Claim" means any claim for medical malpractice arising at any time, in connection with the operation of the business of the Acquired Companies on or prior to the Closing, for which any of the Acquired Companies is liable, whether pursuant to law, the terms of any contract between any of the Acquired Companies and any third party, or otherwise.

                  "Measurement Date" means February 28, 1999.

                  "Net Working Capital Amount" means the book value of the Company's consolidated current assets (excluding Cash, assets with respect to Taxes, intercompany receivables and the deferred restructuring charge asset referred to in item 4 on the Assets Schedule) minus the book value of the Company's consolidated current liabilities (excluding Indebtedness, intercompany payables, liabilities with respect to Taxes, and Excluded Liabilities), in each case as of the close of business on the Measurement Date (after taking the Internal Reorganization into account), in accordance with the procedures set forth in Exhibit D.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally).

                  "Owned Real Property" means all land, together with all buildings, fixtures and other improvements located thereon, and all easements and other rights appurtenant thereto, owned by any of the Acquired Companies.

                  "Permitted Liens" means (i) real estate taxes, assessments and other governmental fees or other charges levied with respect to the Real Property not yet due and payable as of the Closing Date; (ii) mechanics and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property Leases which would not materially impair the use or occupancy of such parcel in the operation of the Acquired Companies' businesses; and (v) liens or encumbrances placed by a landlord or other third party with respect to any Leased Real Property.

                  "Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

                  "Proprietary Rights" means any and all (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases, and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), (vii) other intellectual property rights,
(viii) copies and tangible embodiments thereof (in whatever protectable form or medium), and (ix) license agreements related thereto.

                  "Real Property Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, held by the Acquired Companies for the use and occupancy of any real property or interests therein.

                  "Related Professional Corporation" means each professional corporation which has entered into a management or services agreement with the Company, any TH Entity or any other Related Professional Corporation, other than a professional corporation with respect to which (i) neither the Parent nor the Company has the right to designate or replace the sole shareholder (or a majority of the shareholders, if applicable) pursuant to an agreement between such professional corporation and/or its shareholders, and the Parent or the Acquired Company and (ii) neither the

Parent nor the Company has the right to participate, directly or indirectly, in the profits or losses of such professional corporation in accordance with the management or services agreement, provided, that in any event, it includes the entities listed as a "Related Professional Corporation" on the Organizational
Schedule included in the Disclosure Letter.

                  "Restricted Securities" means the Preferred Stock and Common Stock issued to the Existing Stockholder pursuant to Section 2.2(a) below (including, without limitation, the Purchased Securities) and any securities issued with respect to such securities by way of a conversion, stock dividend, or stock split or in connection with a combination of shares, refinancing, merger, consolidation, or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (i) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (ii) been distributed to the public through a broker, dealer, or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act, or (iii) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in
Section 9.1 have been delivered by the Company. Whenever any particular securities of the Company cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in
Section 9.1.

                  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

                  "Tail Malpractice Liability" means all liabilities and obligations for Medical Malpractice Claims which arise out of or relate to, or have arisen out of or relate to, events that occur in connection with the operations of the Acquired Companies on or prior to Closing.

                  "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto, and also including, without limitation, any Tax or Taxes of another Person for which any Acquired Company is liable as a successor or as a transferee or by contract).

                  "Tax Return" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

                   "TH JV's" means those TH Entities designated as "TH JV's" on the Organization Schedule included in the Disclosure Letter in which neither Parent, the Existing Stockholder nor any Acquired Company owns an interest greater than fifty percent (50%).

                  "Top Collar" means $104,900,000.

                  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Stockholders Agreement and the Registration Agreement.

                  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

         SECTION 1.2 CROSS REFERENCE. The following terms are defined in the following Sections of this Agreement:

                  Term                                       Section
                  ----                                       -------

                  Accounts Receivable                        5.5(b)
                  Acquisition Proposal                       9.6
                  Actual Capital Expenditures Amount         2.6(a)
                  Actual Cash Amount                         2.6(a)
                  Actual Indebtedness Amount                 2.6(a)
                  Actual Net Working Capital Amount          2.6(a)
                  Akron Premises                             9.12(c)
                  Akron Subtenant                            9.12(c)

                  Akron Tenant                                     9.12(c)
                  Allocation                                       8.3(b)
                  Applicable Limitation Date                       8.1
                  Bank Accounts                                    4.8(b)
                  Basket                                           8.2(b)(iii)
                  Bonds                                            4.6(b)
                  Bonus Participants                               8.4(i)
                  Cap                                              8.2(b)(ii)
                  Cash Management Period                           4.8(a)
                  CERCLA                                           5.23(e)
                  Closing                                          2.5
                  Closing Date                                     2.5
                  Closing Review                                   2.6(a)
                  Company                                          Preface
                  Company 401(k) Plan                              8.4(f)
                  Computer Systems                                 5.12(c)
                  Confidential Information                         9.8(c)
                  Confidentiality Agreement                        4.1
                  Consolidated Subsidiaries                        8.3(b)
                  Debt and Equity Commitment Letters               6.6
                  Debt Commitment Letters                          6.6
                  Disclosure Letter                                Article V
                  Employee                                         8.4(a)
                  Draft Computations                               2.6(a)
                  ERISA                                            5.17(a)
                  Estimated Capital Expenditures Amount            2.1
                  Estimated Cash Amount                            2.1
                  Estimated Closing Common Value                   2.1
                  Estimated Indebtedness Amount                    2.1
                  Estimated Redemption Consideration               2.4(b)
                  Existing Common Stock                            Recitals
                  Existing Stockholder                             Preface
                  Expense Letter                                   10.7
                  E&Y 1998 Audit Fees                              4.6(a)
                  Farmers Policy                                   4.1(l)
                  Financial Statements                             5.5(a)
                  Firm                                             2.6(a)
                  Fundamental Representations and Warranties       8.1
                  HSR Act                                          3.1(d)
                  Indemnification Statement                        8.3(c)
                  Indemnified Party                                8.2(f)
                  Indemnifying Party                               8.2(f)

                  Internal Reorganization                        Recitals
                  Joint Defense Proceeding                       8.2(f)
                  Latest Balance Sheet                           5.5(a)
                  1998 Financials                                4.6(a)
                  Noncompete Period                              9.8(a)
                  Objection Notice                               2.6(a)
                  Parent                                         Preface
                  Parent Board Approval                          4.7
                  Parent Health Plan                             8.4(d)
                  Parent's 401(k)                                8.4(f)
                  Parties                                        Preface
                  Party                                          Preface
                  Plans                                          5.17(a)
                  Plantation Premises                            9.12(a)
                  Plantation Subtenant                           9.12(a)
                  Plantation Tenant                              9.12(a)
                  Pre-Closing Period                             8.3(a)
                  Pre-Closing Period Returns                     8.3(c)
                  Preferred Stock                                2.2(a)
                  Prime Rate                                     2.6(b)
                  Purchased Securities                           2.3(a)
                  Purchased Securities Purchase Price            2.3(a)
                  Purchaser                                      Preface
                  Purchaser Parties                              8.2(a)
                  Purchaser Tax Group                            8.3(a)
                  Real Property                                  5.8(d)
                  Redeemed Securities                            2.4(a)
                  Redemption Consideration                       2.6
                  Registration Agreement                         3.1(n)
                  Retirement Benefit Transition Period           8.4(f)
                  Schedule Update                                5.25, 6.10
                  Section 338(h)(10) Election                    8.3(b)
                  Seller Group                                   8.3(a)
                  Seller Parties                                 8.2(c)
                  Seller Trademarks and Logos                    9.10
                  Senior Managers                                7.1(b)
                  Senior Management Agreements                   7.1(b)
                  Solvency Opinion                               3.1(o)
                  Stark Act                                      5.22(b)
                  Stockholders Agreement                         3.1(m)
                  Straddle Period                                8.3(a)
                  Straddle Period Returns                        8.3(c)

                  Tampa Premises                               9.12(b)
                  Tampa Subtenant                              9.12(b)
                  Tampa Tenant                                 9.12(b)
                  Tax Benefit                                  8.3(c)
                  TH Entities                                  Recitals
                  Transaction Expenses                         9.5
                  Transition Cash Inflows                      4.8(b)
                  Transition Cash Outflows                     4.8(b)
                  Unregistered Proprietary Rights              5.12(a)
                  WARN Act                                     8.4(c)
                  Welfare Benefit Transition Period            8.4(d)
                  Year 2000 Compliant                          5.12(c)


                       ARTICLE II -- THE RECAPITALIZATION

         SECTION 2.1 PRE-CLOSING ESTIMATES OF CERTAIN AMOUNTS. Not later than three days before the Closing, the Existing Stockholder, subject to the Purchaser's reasonable approval, shall provide the Purchaser with a good faith estimate of the Cash Amount (such estimate is referred to as the "Estimated Cash Amount"), the Indebtedness Amount (such estimate is referred to as the "Estimated Indebtedness Amount"), and the Capital Expenditures Amount (such estimate is referred to as the "Estimated Capital Expenditures Amount"). For purposes of Section 2.2 below, the "Estimated Closing Common Value" means an amount equal to (A) $349,419,750, (B) plus the Estimated Cash Amount (whether negative or positive), (C) less the Estimated Indebtedness Amount, (D) plus the excess of the Estimated Capital Expenditures Amount over the Baseline Capital Expenditures Amount or minus the excess of the Baseline Capital Expenditures Amount over the Estimated Capital Expenditures Amount, (E) plus an amount equal to $76,800.00 multiplied by the number of calendar days after the Measurement Date through but not including the Closing Date, and (F) minus an amount equal to all Cash swept by or otherwise transferred to the Parent or any of its Affiliates or lenders (other than the Acquired Companies) during the Cash Management Period referred to in Section 4.8 below.

         SECTION 2.2       EXCHANGE OF COMMON STOCK.

                  (a) Exchange. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing the Existing Stockholder will contribute all of the Existing Common Stock to the Company in exchange for the Company's issuance to the Existing Stockholder of 100,000 shares of the Company's Class A Preferred Stock, par value $.01 per share, having the rights and preferences set forth on Exhibit E attached hereto (the "Preferred Stock") and a number of shares of Common Stock equal to (i)(A) the Estimated Closing Common Value minus (B) $100,000,000, divided by (ii) $1.50.

                  (b) Delivery of Certificates by Existing Stockholder. At the Closing, the Existing Stockholder will deliver to the Company, free and clear of any Liens, one or more certificates representing the Existing Common Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

                  (c) Delivery of Certificates by Company. At the Closing, upon delivery by the Existing Stockholder of the certificates representing the Existing Common Stock, the Company will deliver to the Existing Stockholder, free and clear of any Liens, one or more certificates representing the number of shares of Preferred Stock and Common Stock referenced in Section 2.2(a) above.

         SECTION 2.3       PURCHASE OF PREFERRED STOCK AND COMMON STOCK.

                  (a) Purchase. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing the Existing Stockholder will sell to the Purchaser, and the Purchaser will purchase from the Existing Stockholder, 94,299.091 shares of Preferred Stock for a purchase price of $1,000.00 per share and 9,267,273 shares of Common Stock for a purchase price of $1.50 per share (collectively, the "Purchased Securities"). The aggregate purchase price for the Purchased Securities is hereinafter referred to collectively as the "Purchased Securities Purchase Price."

                  (b) Payment by the Purchaser. At the Closing, the Purchaser shall pay to the account or accounts designated by the Existing Stockholder, by wire transfer of immediately available funds, an amount in cash equal to the Purchased Securities Purchase Price.

                  (c) Delivery of Certificates by Existing Stockholder. At the Closing, upon delivery by the Purchaser of the Purchased Securities Purchase Price, the Existing Stockholder will deliver to the Purchaser, free and clear of any Liens, two or more certificates representing the Purchased Securities, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

         SECTION 2.4       REDEMPTION OF CERTAIN COMMON STOCK.

                  (a) Redemption. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing the Company will redeem and purchase from the Existing Stockholder, and the Existing Stockholder will sell to the Company, all shares of Common Stock held by the Existing Stockholder after taking into account the transactions in Sections 2.2 and 2.3 above, minus 732,727 shares of Common Stock, for a purchase price of $1.50 per share (the "Redeemed Securities"). As a result of the transactions in Sections 2.2 and 2.3 above and this Section 2.4, the

Existing Stockholder will hold 5,700.909 shares of Preferred Stock and 732,727 shares of Common Stock as of immediately following the Closing.

                  (b) Payment to Existing Stockholder. At the Closing, the Company shall pay to the account or accounts designated by the Existing Stockholder, by wire transfer of immediately available funds, an amount in cash equal to the aggregate purchase price for the Redeemed Securities as set forth in Section 2.4(a) above. The aggregate amount paid by the Company to the Existing Stockholder under this Section 2.4(b) is referred to herein as the "Estimated Redemption Consideration."

                  (c) Delivery of Certificates by Existing Stockholder. At the Closing, upon payment by the Company of the Estimated Redemption Consideration, the Existing Stockholder will deliver to the Company, free and clear of any Liens, one or more certificates representing the Redeemed Securities, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

         SECTION 2.5 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Existing Stockholder; provided that in any event, if the Purchaser's senior lenders require that the Closing take place at the offices of their attorneys, the Parties agree that the Closing shall take place at such offices. The date and time of the Closing are herein referred to as the "Closing Date."

         SECTION 2.6       POST-CLOSING ADJUSTMENTS.

                  (a) Post-Closing Determination. Within 90 days after the Closing Date, the Company and its auditors will conduct a review (the "Closing Review") of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount and the Capital Expenditures Amount and will prepare and deliver to the Existing Stockholder a computation of such amounts (the "Draft Computations"). The Company and its auditors will make available to the Existing Stockholder and its auditors all records and work papers used in preparing the Draft Computations. If the Existing Stockholder disagrees with the computation of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount or the Capital Expenditures Amount reflected in the Draft Computations, the Existing Stockholder may, within 30 days after receipt of the Draft Computations, deliver a notice (an "Objection Notice") to the Company setting forth the Existing Stockholder's calculation of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount and the Capital Expenditures Amount. The Company and the Existing Stockholder will use reasonable best efforts to resolve any disagreements as to the computation of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount and the Capital Expenditures Amount, but if they do not obtain a final resolution within 30 days after the Company has received the Objection Notice, the Company and the Existing Stockholder will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If the Company and the Existing Stockholder are unable to agree on the choice of the Firm, then the Firm will be a "big-five" accounting firm (or a successor) selected by lot (after excluding one firm designated by the Company and one firm designated by the Existing Stockholder). The Company and the Existing Stockholder will direct the Firm to render a determination within 30 days of its retention and the Company, the Existing Stockholder, and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computations set forth in the Objection Notice which the Company and the Existing Stockholder are unable to resolve. The Company and the Existing Stockholder shall each submit a binder to the Firm promptly (and in any event within 20 days after the Firm's engagement), which binder shall contain such Party's computation of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount and the Capital Expenditures Amount and information, arguments, and support for such Party's position. The Firm shall review such binders and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination will be based on the definition of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount and the Capital Expenditures Amount included herein. The determination of the Firm will be conclusive and binding upon the Parties. The Existing Stockholder shall bear a percentage of the costs and expenses of the Firm equal to the difference between the aggregate amount contested by the Existing Stockholder as set forth on the Objection Notice and amounts actually paid to (or by) the Existing Stockholder with respect to contested items, as a percentage of the aggregate amount so contested. The Company shall bear the remainder of such costs and expenses. The Cash Amount, the Indebtedness Amount, the Net Working Capital Amount and the Capital Expenditures Amount, as finally determined pursuant to this Section 2.6(a), is referred to herein as the "Actual Cash Amount," the "Actual Indebtedness Amount," the "Actual Net Working Capital Amount" and the "Actual Capital Expenditures Amount," respectively.

                  (b)      Post-Closing Adjustment.

                           (i)      Payments by the Company.

                                    (A)      If the Actual Cash Amount is
                  greater than the Estimated Cash Amount, the Company will, within five (5) business days after the determination thereof, pay to the Existing Stockholder an amount equal to the sum of (A) the Actual Cash Amount minus the Estimated Cash Amount plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the "Prime Rate" as listed in The Wall Street Journal (Midwest Edition) on the Closing Date (the "Prime Rate"). Such payment will be made by wire transfer or delivery of other immediately available funds.

                                    (B)      If the Actual Indebtedness Amount
                  is less than the Estimated Indebtedness Amount, the Company will, within five (5) business days after the determination thereof, pay to the Existing Stockholder an amount equal to the sum of (A) the Estimated Indebtedness Amount minus the Actual Indebtedness Amount plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                                    (C)      If the Actual Net Working Capital
                  Amount is greater than the Top Collar, the Company will, within five (5) business days after the determination thereof, pay to the Existing Stockholder an amount equal to the sum of (A) the Actual Net Working Capital Amount minus the Top Collar plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                                    (D)      If the Actual Capital Expenditures
                  Amount is greater than the Estimated Capital Expenditures Amount, the Company will, within five (5) business days after the determination thereof, pay to the Existing Stockholder an amount equal to the sum of (A) the Actual Capital Expenditures Amount minus the Estimated Capital Expenditures Amount plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                           (ii)     Payments by the Existing Stockholder.

                                    (A)      If the Actual Cash Amount is less
                  than the Estimated Cash Amount, the Existing Stockholder will, within five (5) business days after the determination thereof, pay to the Company an amount equal to the sum of (A) the Estimated Cash Amount minus the Actual Cash Amount plus
                  (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                                    (B)      If the Actual Indebtedness Amount
                  is greater than the Estimated Indebtedness Amount, the Existing Stockholder will, within five (5) business days after the determination thereof, pay to the Company an amount equal to the sum of (A) the Actual Indebtedness Amount minus the Estimated Indebtedness Amount plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                                    (C)      If the Actual Net Working Capital
                  Amount is less than the Bottom Collar, the Existing Stockholder will, within five (5) business days after the determination thereof, pay to the Company an amount equal to the sum of (A) the Bottom Collar minus the Actual Net Working Capital Amount plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                                    (D)      If the Actual Capital Expenditures
                  Amount is less than the Estimated Capital Expenditures Amount, the Existing Stockholder will, within five (5) business days after the determination thereof, pay to the Company an amount equal to the sum of (A) the Estimated Capital Expenditures Amount minus the Actual Capital Expenditures Amount plus (B) interest on such difference from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment will be made by wire transfer or delivery of other immediately available funds.

                           (iii) Dispute. If, pursuant to Section 2.6(a) above, there is a dispute as to the final determination of the Actual Cash Amount, the Actual Indebtedness Amount, the Actual Net Working Capital Amount or the Actual Capital Expenditures Amount, the Company and the Existing Stockholder shall promptly pay to the other, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.6(a).

The Estimated Redemption Consideration, as finally adjusted pursuant to this
Section 2.6, is referred to herein as the "Redemption Consideration."

                      ARTICLE III -- CONDITIONS TO CLOSING

         SECTION 3.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                  (a)      The representations and warranties set forth in
Article V hereof taken in their entirety shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any Schedule Updates thereto other than those approved by the Purchaser pursuant to
Section 5.25; provided that, for purposes of this Section 3.1(a), those representations and warranties that are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications;

                  (b) The Company, the Existing Stockholder and the Parent shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or before the Closing;

                  (c) All third party consents listed on Exhibit F attached hereto shall have been obtained on terms reasonably satisfactory to the Purchaser (which consents will include, to the extent required by the Company's lenders with respect to material Real Property Leases, consents to leasehold mortgages, collateral assignments of leases, and/or waivers of landlord liens from the landlords thereof or any other parties whose consent is required under such Real Property Leases);

                  (d) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

                  (e) Pursuant to a general assignment and assumption agreement in form and substance reasonably satisfactory to the Purchaser and the Parent, (i) the Parent and its Affiliates which are not Acquired Companies shall have assigned to the Acquired Companies all right, title and interest of the Parent and such Affiliates in and to any contracts, agreements, arrangements or understandings which (A) exclusively relate to the business of the Acquired Companies or (B) are listed on the Assigned Contracts Schedule included in the Disclosure Letter and (ii) the Acquired Companies shall have assumed and agreed to discharge and pay in full all liabilities and obligations arising under all such contracts, agreements, arrangements and understandings; provided that any assignment contemplated pursuant to this Section 3.1(e) which would have the effect of rendering invalid any provisions of the contract, agreement, arrangement or understanding to be assigned shall be void and of no effect with respect to such provisions; and with respect to the Real Property Lease for the Leased Real Property located at 100 West 70th Avenue, Fort Lauderdale, Florida, the tenant under such Real Property Lease shall have entered into an Assignment and Assumption of Lease in form and substance reasonably satisfactory to the Purchaser;

                  (f) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Purchaser to own, operate, or control any Acquired Company, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

                  (g) Since the date hereof, there shall have been no Material Adverse Effect (without limiting the generality of the foregoing, since the date hereof, there shall have been no modification or change (or threat of modification or change) of any Medicare or Medicaid law, rule, regulation or payment policy, or any rule or policy of any third-party payor, or any other applicable law or regulation, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the implementation or effectiveness of the final rule entitled "Medicare Program:
Revisions to Payment Policies and Adjustments to the Relative Value Units under the Physician Fee Schedule for Calendar Year 1999" published at 63 Fed. Reg. 58814 et seq. (November 2, 1998) shall not be deemed to have a Material Adverse Effect);

                  (h) Except as otherwise specified in writing by the Purchaser to the Existing Stockholder prior to the Closing Date, all of the directors of each TH Entity that is not a TH JV shall have resigned and such resignations shall be effective as of the Closing Date;

                  (i) The Internal Reorganization shall have occurred on terms and pursuant to documents reasonably satisfactory to the Purchaser;

                  (j) The Company's charter shall have been amended to include the provisions set forth in Exhibit E attached hereto, shall be in full force and effect under the laws of the State of Tennessee as of the Closing as so amended and shall not have been further amended or modified;

                  (k) The Purchaser shall have received an opinion, dated the Closing Date, of King & Spalding, counsel to the Company, the Existing Stockholder and the Parent, with respect to the matters set forth on Exhibit G attached hereto, and the lenders providing debt financing in connection with the transactions contemplated by this Agreement shall be entitled to rely thereon;

                  (l) On or before the Closing Date, the Existing Stockholder shall have delivered to Purchaser all of the following:

                           (i) a certificate from the Company in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 3.1(a) through
         (j) have been satisfied;

                           (ii) a copy of the resolutions of the board of directors of the Company, the Existing Stockholder and the Parent, respectively, approving the transactions contemplated by this Agreement, certified by the Company, the Existing Stockholder and the Parent, respectively;

                           (iii) a copy of the certificate of incorporation or equivalent document for each Acquired Company, certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

                           (iv) a copy of the bylaws or equivalent document for each Acquired Company, certified by such Acquired Company;

                           (v) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing and qualification to do business of each Acquired Company in each jurisdiction where they are so qualified;

                           (vi)     all stock certificates and other
         instruments evidencing ownership of each of the Company's
         Subsidiaries;

                           (vii) all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Acquired Company;

                           (viii)   copies of the consents, filings,
         authorizations and approvals described in Sections 3.1(c) and (d) to the extent applicable to the Company, the Existing Stockholder or the Parent;

                           (ix)     copies of the resignations described in
         Section 3.1(h); and

                           (x) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby;

                  (m) The Company, the Parent, the Purchaser and the Existing Stockholder shall have entered into a stockholders agreement in form and substance reasonably acceptable to all parties thereto (the "Stockholders Agreement"), and the Stockholders Agreement shall be in full force and effect as of the Closing;

                  (n) The Company, the Parent, the Purchaser and the Existing Stockholder shall have entered into a registration agreement in form and substance reasonably acceptable to all parties thereto (the "Registration Agreement"), and the Registration Agreement shall be in full force and effect as of the Closing;

                  (o) The Purchaser shall have received an opinion from Valuation Research, Inc. or another reputable investment banking or valuation firm mutually acceptable to the Parties, regarding the solvency and liquidity of the Company immediately upon consummation of the transactions contemplated herein (the "Solvency Opinion");

                  (p) The Company shall have received (i) at least $250.0 million of cash proceeds from senior and subordinated debt financings and (ii) at least $40.0 million of unused availability under revolving loan commitments, each on the terms and conditions set forth in the Debt Commitment Letters attached hereto as Exhibit H;

                  (q) The Parent shall have obtained for the Company insurance covering the Tail Malpractice Liability in accordance with Section
9.11 hereof;

                  (r) All proceedings to be taken by the Company, the Existing Stockholder and the Parent in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by the Company, the Existing Stockholder and the Parent to effect the transactions contemplated hereby reasonably requested by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser;

                  (s) The Company shall have extended the term of the existing contract with La Habre Clinic for at least 12 months beyond the expiration date of the existing contract (it being understood that the expiration date of the existing contract is March 2000);

                  (t) The Parent shall have received the consent of applicable insurance providers for the provision of the transitional benefits required to be provided by it pursuant to Section 8.4 hereof for the periods set forth therein; and

                  (u) The Company shall have paid the full year's 1998 bonus to the Company's management team prior to the Measurement Date, and the Parent shall have fully vested and made immediately exercisable all stock options under the Parent's 1998 Employee Stock Option Plan held by any officer or employee of the Acquired Companies, the exercisability of which, and the sale of the underlying stock of which, will not be restricted except to the extent required by applicable law or the Parent's written trading policy, and in the case of any person who is subject to such policy on the date hereof, such options will remain exercisable until at least the fifth business day after the date on which such exercisability and sale of the underlying stock is permitted, and such exercisability and sale of the underlying stock will be permitted (unless otherwise prohibited by law) commencing 72 hours after the public release of the Parent's quarterly financial results for the quarter ended March 31, 1999 and expiring 27 days after such commencement, and the Parent will use commercially reasonable efforts to expeditiously facilitate such exercise and sale upon request consistent with the level and speed of facilitation provided by other publicly traded companies under similar circumstances.

Any condition specified in this Section 3.1 may be waived by the Purchaser in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

         SECTION 3.2 CONDITIONS TO THE COMPANY'S, THE PARENT'S AND THE EXISTING STOCKHOLDER'S OBLIGATIONS. The obligation of the Company, the Existing Stockholder and the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                  (a)      The representations and warranties set forth in
Article VI hereof taken in their entirety shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any Schedule Updates thereto other than those approved by the Existing Shareholder or the Parent pursuant to Section 6.9; provided that, for purposes of this Section 3.2(a), those representations and warranties that are qualified by references to "material" shall be deemed not to include such qualifications;

                  (b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;

                  (c) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Existing Stockholder;

                  (d) Pursuant to a general assignment and assumption agreement in form and substance reasonably satisfactory to the Purchaser and the Parent, (i) the Parent and its Affiliates which are not Acquired Companies shall have assigned to the Acquired Companies all right, title and interest of the Parent and such Affiliates in and to any contracts, agreements, arrangements or understandings which (A) exclusively relate to the business of the Acquired Companies or (B) are listed on the Assigned Contracts Schedule included in the Disclosure Letter and (ii) the Acquired Companies shall have assumed and agreed to discharge and pay in full all liabilities and obligations arising under all such contracts, agreements, arrangements and understandings; provided that any assignment contemplated pursuant to this Section 3.2(d) which would have the effect of rendering invalid any provisions of the contract, agreement, arrangement or understanding to be assigned shall be void and of no effect with respect to such provisions; and with respect to the Real Property Lease for the Leased Real Property located at 100 West 70th Avenue, Fort Lauderdale, Florida, the tenant under such Real Property Lease shall have entered into an Assignment and Assumption of Lease in form and substance reasonably satisfactory to the Purchaser;

                  (e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Parent or the Existing Stockholder to receive benefits to be enjoyed by it under this Agreement, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

                  (f) The Existing Stockholder shall have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to the Purchaser, with respect to the matters set forth on Exhibit I attached hereto, and the lenders providing debt financing in connection with the transactions contemplated by this Agreement shall be entitled to rely thereon;

                  (g) On or before the Closing Date, the Purchaser shall have delivered to the Existing Stockholder all of the following:

                           (i) a certificate from the Purchaser in a form reasonably satisfactory to the Existing Stockholder, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) through (e) have been satisfied;

                           (ii) a copy of the resolutions of the board of directors of the Purchaser approving the transactions contemplated by this Agreement, certified by the Purchaser;

                           (iii) a copy of the certificate of formation for the Purchaser, certified by the Secretary of State of the State of Delaware;

                           (iv) a copy of the limited liability company agreement for the Purchaser, certified by the Purchaser;

                           (v) a certificate from the Secretary of State of the State of Delaware, dated as of or about the Closing Date, as to the good standing of the Purchaser;

                           (vi)     copies of the consents, filings,
         authorizations and approvals described in Section 3.2(c) to the extent applicable to the Purchaser; and

                           (vii) such other documents or instruments as the Existing Stockholder may reasonably request to effect the transactions contemplated hereby;

                  (h) The Company, the Parent, the Purchaser and the Existing Stockholder shall have entered into the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing;

                  (i) The Company, the Parent, the Purchaser and the Existing Stockholder shall have entered into the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing;

                  (j) The Parent and the Existing Stockholder shall have received the Solvency Opinion which shall either be addressed to the Parent and the Existing Stockholder or permit them to rely on it;

                  (k) All proceedings to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby reasonably requested by the Existing Stockholder shall be reasonably satisfactory in form and substance to the Existing Stockholder; and

                  (l) The Parent shall have received the consent of applicable insurance providers for the provision of the transitional benefits required to be provided by it pursuant to Section 8.4 hereof for the periods set forth therein.

Any condition specified in this Section 3.2 may be waived by the Existing Stockholder in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Existing Stockholder.

                     ARTICLE IV -- COVENANTS BEFORE CLOSING

         SECTION 4.1 AFFIRMATIVE COVENANTS OF THE COMPANY. Except as otherwise contemplated by this Agreement or by the Internal Reorganization, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing, the Existing Stockholder shall cause each TH Entity which is not a TH JV and shall use its reasonable best efforts as permitted under applicable management agreements and stock transfer restriction agreements to cause each Related Professional Corporation and TH JV to:

                  (a) conduct each Acquired Company's businesses and operations only in the Ordinary Course of Business, including, without limitation, paying accounts payable in the Ordinary Course of Business including, without limitation, running weekly check runs;

                  (b) keep in full force and effect each Acquired Company's corporate existence and use its reasonable best efforts to cause its current insurance (or reinsurance) policies (including, without limitation, those relating to malpractice claims) not to be canceled or terminated or any of the coverage thereunder to lapse;

                  (c) manage each Acquired Company's malpractice claims in the Ordinary Course of Business and not materially alter the Acquired Companies' malpractice claims program;

                  (d) use their reasonable best efforts to carry on the business of each Acquired Company in the same manner as presently conducted and to keep each Acquired Company's business organization and properties intact, including its present business operations, physical facilities, working conditions, and employees and including each Acquired Company's present relationships with lessors, licensors, suppliers, customers, and others having business relations with each such Acquired Company, respectively;

                  (e) maintain the Real Property and other material assets of each Acquired Company in good repair, order, and condition (normal wear and tear excepted) consistent with current needs and replace in accordance with prudent practices each Acquired Company's inoperable, worn out, or obsolete material assets with assets of comparable quality consistent with the Ordinary Course of Business;

                  (f) maintain the books, accounts, and records of each Acquired Company in accordance with GAAP, consistent with the custom and practice as used in the preparation of the Financial Statements;

                  (g) promptly (once the Parent obtains knowledge thereof) inform the Purchaser in writing of any material breaches from the representations and warranties contained in Article V or any material breach of any covenant hereunder by the Company, the Existing Stockholder or the Parent;

                  (h) cooperate with the Purchaser and use reasonable best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations);

                  (i) permit the Purchaser to conduct a reasonable due diligence investigation concerning the financial capability, resources and condition and creditworthiness of the Parent;

                  (j) cooperate with the Purchaser in the Purchaser's investigation of the business and properties of the Acquired Companies, to permit the Purchaser and its employees, agents, accounting, legal, and other authorized representatives to (i) have full access to the premises, books, and records of each Acquired Company at reasonable hours, (ii) visit and inspect any of the properties of each Acquired Company, and (iii) discuss the affairs, finances, and accounts of each Acquired Company with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers, and independent accountants of such Acquired Company, respectively;

                  (k) with respect to any officer or employee of any of the Acquired Companies, if such individual is also an officer, director or shareholder of any professional corporation (other than a Related Professional Corporation) which is party to a management agreement with the Parent or any of its Affiliates, accommodate such officers' or directors' resignations from such position(s) with, and facilitate the transfer of such shareholders' shares of, such professional corporation; and

                  (l) at the direction of the Purchaser, pay the non-refundable advance deposit of $500,000 contemplated by the medical malpractice Proposal of Insurance (the "Farmers Policy") attached hereto as Exhibit J.

All information concerning the Parent, the Existing Stockholder or any Acquired Company furnished or provided by the Parent, the Existing Stockholder or any Acquired Company or any of their representatives to the Purchaser or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality agreement previously executed by and between the Parent and the Purchaser (the "Confidentiality Agreement").

         SECTION 4.2 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement, by the Internal Reorganization or as set forth in the Disclosure Letter, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing, the Existing Stockholder shall cause each TH Entity which is not a TH JV and shall use its reasonable best efforts as permitted under applicable management agreements and stock transfer restriction agreements to cause each Related Professional Corporation and TH JV not to:

                  (a)      take any action that would require disclosure under
 Section 5.7;

                  (b) make any loans or enter into any transaction with any Insider other than transactions entered into in the Ordinary Course of Business;

                  (c) establish, amend or contribute to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of any Acquired Company, except as required by law or in accordance with past practice;

                  (d) take any action designed or intended to encourage employees of the Acquired Companies to leave their employment or otherwise not to continue employment with such Acquired Companies;

                  (e) declare, pay, make, or otherwise effectuate any dividends or distributions (other than in Cash), redemptions, equity repurchases, or other transactions involving the Company's Capital Stock or equity securities; or

                  (f) commit, or enter into any agreement to do, any of the foregoing.

         SECTION 4.3 COVENANTS OF PURCHASER. Between the date hereof and the Closing, the Purchaser shall:

                  (a) promptly (once it obtains knowledge thereof) inform the Existing Stockholder in writing of any material breaches from the representations and warranties contained in Article VI or any material breach of any covenant hereunder by Purchaser;

                  (b) provide the Parent with such documentation as the Parent may reasonably request to confirm, to the Parent's reasonable satisfaction, the accuracy of the representations made by the Purchaser in
Section 6.6, and the Purchaser shall permit the Parent to conduct a reasonable due diligence investigation concerning the financial capability, resources and condition and creditworthiness of the Purchaser;

                  (c) cooperate with the Existing Stockholder and use its reasonable best efforts to cause the conditions to the Existing Stockholder's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases, and terminations);

                  (d) use good faith commercially reasonable efforts to assist the Company to obtain the debt financing contemplated by Section 6.6 below. In this regard, and without limiting the generality of the foregoing, the Purchaser shall take all action within its control which is necessary or appropriate and consistent with good faith commercially reasonable efforts to secure the debt financing contemplated by the Debt Commitment Letters referred in Section 6.6 below so as to allow the Closing to occur on or prior to March 16, 1999. The Purchaser will not amend or otherwise modify the Debt Commitment Letters (or any term or condition thereof) in any respect that would materially and adversely affect the ability of the Company to obtain such financing without the prior written consent of the Parent. If the senior subordinated note offering contemplated by the Debt Commitment Letter from DLJ Bridge Finance, Inc., NationsBridge, L.L.C. and Fleet Corporate Finance, Inc. is not available but the bridge financing contemplated by such Debt Commitment Letter is available, the Purchaser agrees to cause the Company to utilize such bridge financing so as to allow the Closing to occur on or prior to March 16, 1999;

                  (e) pay or reimburse the Parent for the $500,000 non-refundable advance deposit for the Farmers Policy, which obligation to pay or reimburse the Parent shall arise upon the Parent's payment of such non-refundable deposit and shall be satisfied by the Purchaser within two business days of the Purchaser's receipt of written notice from the Parent of the payment by the Parent of such non-refundable advance deposit (unless this Agreement is terminated pursuant to Section 7.1(g), in which case the Parent will bear such cost and promptly reimburse the Purchaser to the extent the Purchaser has made such payment or reimbursement); and

                  (f) use its reasonable best efforts to assist the Parent in obtaining releases of those guarantees and of those other commitments, obligations and liabilities arising under those contracts, agreements, arrangements and understandings listed on the Assigned Contracts Schedule included on the Disclosure Letter.

         SECTION 4.4 INTERCOMPANY ACCOUNTS. The Parent will cause all intercompany liabilities owing from any Acquired Company to the Parent or its Affiliates (except other Acquired Companies) as of the close of business on the Measurement Date to be reclassified to capital of the Company (i.e., after the Measurement Date the Acquired Companies shall not have any obligation to repay such intercompany liabilities). The Acquired Companies will cause all intercompany liabilities owing from the Parent or any of its Affiliates (other than the Acquired Companies) to any Acquired Company as of the close of business on the Measurement Date to be cancelled with such cancellation being reflected as an adjustment to the equity or capital of the Acquired Companies (i.e., after the Closing neither the Parent nor any of its Affiliates (other than the Acquired Companies) shall have any obligation to repay such intercompany liabilities).

         SECTION 4.5 DISTRIBUTIONS. The Parties agree that Parent and the Existing Stockholder shall have the right, at or prior to the close of business on the Measurement Date, to cause the Acquired Companies (but not the TH JV's, except to the extent in the Ordinary Course of Business and so long as such distributions do not create any obligations to the TH JV's or their other owners) to distribute Cash held by the Acquired Companies (but not the TH JV's, except to the extent in the Ordinary Course of Business and so long as such distributions do not create any obligations to the TH JV's or their other owners) to the Parent or the Existing Stockholder or their respective Affiliates, by one or more cash dividends, repurchase of existing stock and/or distributions.

         SECTION 4.6       FINANCIAL INFORMATION.

                  (a) The Existing Stockholder and the Parent agree to use reasonable best efforts to cause to be issued, on or before February 19, 1999, the audited consolidated balance sheets of the Company as of December 31, 1998 and the related statements of income and cash flow (or the equivalent) for the twelve-month period then-ended (the "1998 Financials"). The Existing Stockholder and the Parent will assist Ernst & Young in completing the audit (but the Existing Stockholder and the Parent are not guaranteeing the completion date of the audit) and will assist the Purchaser by providing available data to support any reclassifications, addbacks and/or pro forma adjustments related thereto. If the Closing does occur, the Purchaser will cause the Company to pay the fees and expenses of Ernst & Young for their audit of the 1998 Financials (the "E&Y 1998 Audit Fees"). If the Closing does not occur, the Purchaser and the Parent will each pay 50% of the E&Y 1998 Audit Fees.

                  (b) The Existing Stockholder and the Parent agree to use reasonable best efforts to provide all necessary financial data for the offering materials to be prepared for the proposed $150,000,000 Senior Subordinated Notes due 2009 to be issued by the Company in connection with the transactions contemplated by this Agreement (the "Bonds") and the syndication materials to be prepared for the Company's new senior credit facility, and agree to permit the Purchaser's use of the information contained in the such financial data in connection with the issuance of the Bonds and the syndication of such senior credit facility. The Purchaser will provide the Parent with an opportunity to review and approve such information as reflected in such offering and syndication materials, which approval will not be unreasonably withheld.

         SECTION 4.7 PARENT BOARD APPROVAL. On or before January 27, 1999, the Parent will convene and hold a meeting of its Board of Directors for the purpose of approving this Agreement and the transactions contemplated hereby (the "Parent Board Approval"). The Parent's chief executive officer and its chief financial officer shall recommend to its Board of Directors the approval of this Agreement and the transactions contemplated hereby.

         SECTION 4.8       CASH MANAGEMENT FROM MEASUREMENT DATE TO CLOSING
DATE.

                  (a) Loan. On March 1, 1999, the Parent will make a cash loan to the Company in the amount of $5.0 million. The Company will use the proceeds of such loan solely to fund its working capital requirements for the period beginning on the day after the Measurement Date and ending on the Closing Date (the "Cash Management Period"). At the Closing, the Company will repay such $5.0 million loan in full without interest.

                  (b) Cash Inflows. During the Cash Management Period, the Acquired Companies will maintain one or more bank accounts and/or lock boxes (collectively, the "Bank Accounts") for the collective receipt of all collections on accounts receivable and all other Cash inflows of the Acquired Companies (the "Transition Cash Inflows") and all Transition Cash Inflows will be immediately deposited in the Bank Accounts.

                  (c) Cash Outflows. During the Cash Management Period, the Acquired Companies will fund all accounts payable and other Cash outflows (including, without limitation, making payments for the clearing of all checks which were issued on or before the Measurement Date and taken into account as either reductions in determining the Cash Amount or reductions in determining the Net Working Capital Amount) of the Acquired Companies (the "Transition Cash Outflows") through the Bank Accounts. During the Cash Management Period, except pursuant to the loan described in Section 4.8(a) above, all Transition Cash Outflows will be the responsibility of the Acquired Companies and will not be funded by the Parent or its lenders.

                  ARTICLE V -- REPRESENTATIONS AND WARRANTIES
                          OF THE EXISTING STOCKHOLDER

                  As a material inducement to Purchaser to enter into this Agreement, with such exceptions as are set forth in a letter (the "Disclosure Letter") delivered by the Existing Stockholder to the Purchaser prior to execution hereof, the Existing Stockholder hereby represents and warrants that:

         SECTION 5.1       ORGANIZATION AND CORPORATE POWER.

                  (a) The Organization Schedule included in the Disclosure Letter contains under the heading "Before Internal Reorganization" a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each), determined as of the date hereof. The Organization Schedule included in the Disclosure Letter also contains under the heading "After Internal Reorganization" a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each), as such will exist after completion of the Internal Reorganization and as of immediately before the Closing. No Acquired Company owns or holds the right to acquire any Capital Stock in any other Person.

                  (b) Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full organizational power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign organization and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

                  (c) The Existing Stockholder and the Parent is each a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of incorporation.

                  (d) The Existing Stockholder has made available to the Purchaser correct and complete copies of the certificate of incorporation and by-laws (or equivalent governing documents) for each Acquired Company, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Acquired Companies have been furnished to the Purchaser. No Acquired Company is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

         SECTION 5.2 AUTHORIZATION OF TRANSACTIONS. The Company, the Existing Stockholder and the Parent each has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of each of the Company and the Existing Stockholder has duly approved the Transaction Documents to which it is a party and has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. Except for the Parent Board Approval and the approval of the sole shareholder of the Company and the Existing Stockholder, which shall be received prior to Closing, no other corporate proceedings on the part of the Company, the Existing Stockholder or the Parent are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Company, the Existing Stockholder or the Parent is a party have been duly executed and delivered by the Company, the Existing Stockholder or the Parent and constitute the valid and binding agreements of the Company, the Existing Stockholder or the Parent, enforceable against the Company, the Existing Stockholder or the Parent in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

         SECTION 5.3 ABSENCE OF CONFLICTS. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company, the Existing Stockholder and the Parent do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, (e) result in the creation of any Lien upon the Capital Stock or assets of any of the Acquired Companies, or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the articles of incorporation, by-laws or similar organizational document of the Existing Stockholder, the Parent or any Acquired Company or any indenture, mortgage, lease, loan agreement or other agreement listed on either the Contracts Schedule or the Benefit Plans Schedule included in the Disclosure Letter, or any material law, statute, rule, or regulation to which the Existing Stockholder, the Parent or any Acquired Company is subject or any material judgment, order, or decree to which the Existing Stockholder, the Parent or any Acquired Company is subject.

         SECTION 5.4 CAPITALIZATION. The authorized Capital Stock of the Company consists of 1,000 shares of Common Stock, no par value, of which 100 shares are issued and outstanding, all of which are owned by the Existing Stockholder. As of immediately after the amendment to the Company's charter contemplated in Section 3.1(j) above, the authorized Capital Stock of the Company will consist of 12,000,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares will be issued and outstanding, and 200,000 shares of Class A Preferred Stock, par value $.01 per share, of which no shares will be issued or outstanding. All of the issued and outstanding Capital Stock of the Acquired Companies have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the Organization Schedule included in the Disclosure Letter, free and clear of all Liens, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company's Capital Stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Acquired Company's Capital Stock.

         SECTION 5.5       FINANCIAL STATEMENTS AND RELATED MATTERS.

                  (a) Financial Statements. Included in the Disclosure Letter as the Financial Statements Schedule are the following financial statements: (i) the audited consolidated balance sheets of the Company as of December 31, 1996 and 1997, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods ended December 31, 1995, 1996 and 1997; and (ii) the unaudited consolidated balance sheet of the Company as of November 30, 1998 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the eleven-month period then ended. Each of the foregoing financial statements (the "Financial Statements") presents fairly, in all material respects, the Company's consolidated financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited consolidated financial statements to the absence of footnote disclosure and customary year-end adjustments, none of which will be material.

                  (b) Receivables. All accounts receivable that are taken into account in determining the Net Working Capital Amount (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from services actually performed in the Ordinary Course of Business. The Accounts Receivable and the reserves thereto will be established in accordance with GAAP.

         SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Acquired Company has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the Acquired Companies at or before the Closing, except (i) obligations under contracts or commitments described on the Contracts Schedule included in the Disclosure Letter or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business of such Acquired Company or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort, or infringement or a claim or lawsuit or an environmental liability), and (iv) liabilities, contracts, commitments or obligations disclosed elsewhere in this Agreement or the Disclosure Letter hereto. Without limiting the generality of the foregoing, all fees and expenses owing or potentially owing to Coopers & Lybrand in connection with its cost savings project for the Acquired Companies will be paid in full by the Parent on or prior to Closing.

         SECTION 5.7 ABSENCE OF CERTAIN DEVELOPMENTS. Except as expressly contemplated by this Agreement or the Internal Reorganization, since December 31, 1997, no Acquired Company has:

                  (a) suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or suffered any theft, damage, destruction, or casualty loss in excess of $100,000, to its assets, whether or not covered by insurance, or suffered any substantial destruction of books and records;

                  (b) subjected any portion of its properties or assets to any Lien (other than Permitted Liens) other than Liens, which individually or in the aggregate, would not have a Material Adverse Effect;

                  (c) sold, leased, assigned, or transferred (including, without limitation, transfers to Existing Stockholder or any Insider) a portion of its tangible assets, or canceled without fair consideration any material debts or claims owing to or held by it, except in the Ordinary Course of Business of the Acquired Company;

                  (d) sold, assigned, licensed, or transferred (including, without limitation, transfers to Existing Stockholder or any Insider) any material Proprietary Rights owned by, issued to, or licensed to any Acquired Company or to the knowledge of the Parent disclosed any material confidential information to (other than pursuant to agreements requiring the recipient to maintain the confidentiality of such confidential information) or received any material confidential information of any third party in violation of any obligation of confidentiality;

                  (e) suffered any losses or waived any rights, the suffering or wavier of which would result in a Material Adverse Effect;

                  (f) other than in the Ordinary Course of Business of the Acquired Company, entered into, amended, or terminated any Real Property Leases, material personal property lease, contract, agreement, license or commitment, or taken any other action or entered into any other material transaction;

                  (g) materially changed any business practice other than in the Ordinary Course of Business of the Acquired Company;

                  (h) except in the Ordinary Course of Business of the Acquired Company, paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entered into any employment, severance, or similar contract or agreement with any director, officer, or employee;

                  (i) adopted, or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                  (j) conducted its cash management customs and practices other than in the Ordinary Course of Business of the Acquired Company (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

                  (k) made any capital expenditures or commitments for capital expenditures in excess of $100,000 except in the Ordinary Course of Business of the Acquired Company;

                  (l)      made a material change in its accounting methods; or

                  (m) made or committed to make any payments or other transfers in connection with, or in contemplation of, the transactions contemplated by this Agreement or the other Transaction Documents.

         SECTION 5.8       REAL PROPERTY.

                  (a) The Real Property Schedule included in the Disclosure Letter sets forth the address and the record legal description of the land for each Owned Real Property. With respect to each parcel of Owned Real Property: (i) the owner Acquired Company has good and marketable fee simple title to such parcel, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) there are no leases, subleases, licenses, concessions or other agreements (written or oral) granting to any person other than the Acquired Company the right to use or occupy such parcel or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein.

                  (b) The Real Property Schedule included in the Disclosure Letter sets forth the address of each Leased Real Property and a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property. The Existing Stockholder has delivered to Purchaser a true and complete copy of each written Real Property Lease, and in the case of any oral Real Property Leases, a written summary of the basic terms thereof. With respect to each of the Real Property Leases: (i) the Real Property Lease is legal, valid, binding, enforceable and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies; (ii) the acquisition of stock and change in control of the Acquired Companies (as the case may be) as contemplated under this Agreement will not result in a breach of or default under the Real Property Lease or otherwise cause the Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) no Acquired Company nor, to the knowledge of the Parent, any other party to the Real Property Lease is in material breach or default under the Real Property Lease beyond applicable cure periods, and to the knowledge of the Parent, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under the Real Property Lease; (iv) no party to the Real Property Lease has repudiated any term thereof, and there are no material disputes in effect with respect to the Real Property Lease; and (v) no Acquired Company has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Real Property Lease or any interest therein.

                  (c) Pursuant to and subject to the Real Property Leases, the Acquired Companies have good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

                  (d) The Owned Real Property, the Leased Real Property and Leasehold Improvements (collectively, the "Real Property") include all of the real property used by the Acquired Companies in the operation of their businesses.

         SECTION 5.9       ASSETS.

                  (a) Each Acquired Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens other than Permitted Liens, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) which are shown on the Latest Balance Sheet, or which have been acquired by such Acquired Company thereafter, except for personal property and assets sold since the date of the Latest Balance Sheet in the Ordinary Course of Business. Neither the Parent nor any of its Subsidiaries (except Acquired Companies) owns any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the business of any of the Acquired Companies. The Assigned Contracts Schedule included in the Disclosure Letter contains a true, complete and correct list of all contracts, agreements, arrangements and understandings to which the Parent or Affiliates of the Parent (other than the Acquired Companies) are a party which primarily relate to the business of the Acquired Companies as conducted in the ordinary course, except those such contracts, agreements, arrangements and understandings which exclusively relate to the business of the Acquired Companies.

                  (b) The buildings, machinery, equipment, personal properties, vehicles, and other tangible assets of the Acquired Companies (other than the TH JV's), and to the knowledge of the Parent, the TH JV's, located upon or used in connection with the Real Property are operated in conformity in all material respects with all applicable laws and regulations and are usable in the Ordinary Course of Business. The Acquired Companies (other than the TH JV's), and to the knowledge of the Parent, the TH JV's, own, license under valid licenses or lease under valid leases all buildings, machinery, equipment, and other tangible assets, other than Cash (except for equity securities of the Acquired Companies), necessary for the conduct of their business as currently conducted.

         SECTION 5.10      TAXES.

                  (a) Each of the Acquired Companies has filed all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in compliance with all applicable laws and regulations and is true and correct in all material respects.

                  (b) All Taxes that are due and payable by the Acquired Companies (whether or not shown on any Tax Return) have been paid, and each of the Acquired Companies has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

                  (c) No action, suit, proceeding or audit is pending against or with respect to the Acquired Companies regarding Taxes and no Acquired Company has received any written notice of any audit that has not commenced.

                  (d) None of the Acquired Companies is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Acquired Companies.

                  (e) None of the Acquired Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent or one of the Acquired Companies) for any taxable year ended after December 31, 1994 or (B) has any liability for the Taxes of any Person (other than any of the Acquired Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) No Acquired Company has received written notice from a taxing authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

                  (g) Each of the Acquired Companies has made available to the Purchaser true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Companies for the past three (3) years.

                  (h) None of the Acquired Companies has consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

                  (i) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law);
(ii) "closing
agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); or (iii) installment sale made prior to the Closing Date.

                  (j) None of the Acquired Companies has filed a consent under Code Section 341(f).

                  (k) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign income Tax law), in connection with the transactions contemplated hereby.

         SECTION 5.11      CONTRACTS AND COMMITMENTS.

                  (a) Except for contracts with clients, physicians and health care service providers which involve individually less than $250,000 annually, no Acquired Company is a party to or bound by any written or oral:

                           (i) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 or contract relating to loans to officers, directors or Affiliates of such Acquired Company;

                           (ii) contract under which the Acquired Companies have advanced or loaned any other Person amounts in the aggregate exceeding $25,000, other than trade credit and advances of independent contractor payments extended in the Ordinary Course of Business;

                           (iii) agreement or indenture relating to borrowed money or other Indebtedness in excess of $1,000,000 or the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Acquired Companies;

                           (iv) guaranty of any obligation in excess of $1,000,000;

                           (v) lease or agreement under which any Acquired Company is the lessee of or holds or operates any personal property owned by any other party, except for any lease or agreement for personal property under which the aggregate annual payments do not exceed $100,000;

                           (vi) lease or agreement under which any Acquired Company is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Acquired Company;

                           (vii) contract or group of related contracts (excluding purchase orders issued or received in the Ordinary Course of Business) with the same party or group of affiliated parties the performance of which involves consideration in excess of $250,000;

                           (viii) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Proprietary Rights);

                           (ix)     distribution or franchise agreement;

                           (x) agreement with a term of more than six months, which is not terminable by the Acquired Companies upon less than 90 days notice without penalty or which involves more than $250,000 annually;

                           (xi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                           (xii) any other agreement, entered into other than in the Ordinary Course of Business, which is material to its operations and business prospects or involves a consideration in excess of $250,000 annually.

                  (b) All of the contracts, agreements and instruments set forth on the Contracts Schedule included in the Disclosure Letter, and all contracts with clients, physicians and health care service providers of the Acquired Companies, are valid, binding and enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and as limited by general principles of equity that restrict the availability of equitable remedies. Each Acquired Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contract, agreement or instrument other than defaults which would not result in a Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or, to the Parent's knowledge, any other party under any such contract, agreement or instrument other than such defaults, breaches and events of noncompliance as would not result in a Material Adverse Effect. No Acquired Company has received written notice of the intention of any Party to cancel or terminate any contract, agreement or instrument required to be set forth on the Contracts
Schedule included in the Disclosure Letter and, to the Parent's knowledge, there has not been any breach or anticipated breach by the other parties to any such contract, agreement or instrument.

                  (c) The Existing Stockholder has provided the Purchaser with, or provided the Purchaser with access to, a true and correct copy of all written contracts which are required to be disclosed on the Contracts Schedule included in the Disclosure Letter, in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on the Contracts Schedule included in the Disclosure Letter). The Contracts
Schedule included in the Disclosure Letter contains an accurate and complete description of all material terms of all oral contracts referred to therein (unless the oral agreement is to extend a terminated or expired written contract substantially on the same terms of such contract).

         SECTION 5.12      PROPRIETARY RIGHTS.

                  (a) The Proprietary Rights Schedule included in the Disclosure Letter contains a complete and accurate list of all patented and registered Proprietary Rights and all pending patent applications and applications for the registration of other Proprietary Rights filed by the Acquired Companies. The Proprietary Rights Schedule included in the Disclosure Letter also contains a complete and accurate list of all material (i) trade names, unregistered trademarks, service marks, copyrights, proprietary information systems and proprietary databases owned by the Acquired Companies (collectively, the "Unregistered Proprietary Rights"); (ii) computer software owned and/or used by the Acquired Companies other than commercially available "off-the-shelf" software; and (iii) licenses granted by the Acquired Companies to any third party and all licenses granted by any third party to the Acquired Companies, in each case identifying the subject Proprietary Rights. The Company has made available to the Purchaser correct and complete copies of all documents embodying the licenses applicable to the Proprietary Rights listed on the Proprietary Rights Schedule included in the Disclosure Letter other than for software described in clause (ii).

                  (b) Each Acquired Company owns and possesses free and clear of all Liens (except Permitted Liens), all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Proprietary Rights necessary for the operation of such Acquired Company's business as currently conducted; no Acquired Company has received any notice of invalidity, infringement, or misappropriation from any third party with respect to any such Proprietary Rights; no Acquired Company has received any notice that any Proprietary Rights of any third parties have been interfered with, infringed upon, or misappropriated by such Acquired Company and to the Parent's knowledge, no grounds exist for any claim of such interference, infringement, misappropriation or conflict; and to the knowledge of the Parent, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Acquired Company.

                  (c) The Existing Stockholder has made available to the Purchaser a copy of the inventory conducted by the Acquired Companies of the hardware, software and embedded microcontrollers in noncomputer equipment (the "Computer Systems") used by all of the Acquired Companies in their respective businesses, in order to determine which parts of the Computer Systems are not Year 2000 Compliant (as defined below) and to estimate the cost and time of rendering such Computer Systems Year 2000 Compliant prior to December 31, 1999 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. The Existing Stockholder and the Acquired

Companies have budgeted $1,200,000 through December 31, 1999 to address Computer Systems which are not Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means that all of the hardware, software and embedded microcontrollers in non computer equipment comprising Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

         SECTION 5.13 LITIGATION; PROCEEDINGS. There are no actions, suits, proceedings, orders, judgments, decrees, or investigations pending or, to the Parent's knowledge, threatened against any Acquired Company (or against any of their respective officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and to the knowledge of the Parent, there is no reasonable basis known for any of the foregoing. No Acquired Company is subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Parent, threatened against the Parent or the Existing Stockholder, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Parent's or the Existing Stockholder's ability to consummate the transactions contemplated hereby.

         SECTION 5.14 BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Company, the Existing Stockholder or the Parent.

         SECTION 5.15      GOVERNMENTAL LICENSES AND PERMITS. The License
Schedule included in the Disclosure Letter contains a complete listing and summary description of all material Licenses owned or possessed by any Acquired Company or used by any Acquired Company in the conduct of its business. Except as would not result in a Material Adverse Effect, each Acquired Company owns or possesses such right in and to all Licenses as is necessary to conduct such Acquired Company's business as presently conducted and as proposed to be conducted and shall use its reasonable efforts to maintain all such Licenses. No loss or expiration of any License is pending or, to the Parent's knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof or as would not result in a Material Adverse Effect.

         SECTION 5.16 EMPLOYEES. To the knowledge of the Parent, no key executive employee and no group of employees or independent contractors of any Acquired Company has any plans to terminate his, her, or their employment or relationship with any Acquired Company; each Acquired

Company has complied in all material respects during the last five years with all applicable laws relating to the employment of personnel and labor; no Acquired Company is a party to or bound by any collective bargaining agreement, nor has any Acquired Company experienced any material strikes, grievances, unfair labor practices claims, or other material employee or labor disputes in the last five years; no Acquired Company has engaged in any unfair labor practice in the last five years; and the Parent has no any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company.

         SECTION 5.17      EMPLOYEE BENEFIT PLANS.

                  (a) The Benefit Plans Schedule included in the Disclosure Letter identifies all bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization or severance plans, "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and material fringe benefit plans sponsored, maintained or contributed to by any Acquired Company or with respect to which any Acquired Company has any material liability (the "Plans"). None of the Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of any Acquired Company (other than as required under Code Section 4980B, or similar state law). Each Acquired Company is not a participating or contributing employer in any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Acquired Companies nor has any Acquired Company incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

                  (b) Each such Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with the applicable provisions of ERISA and the Code and all other applicable laws, rules and regulations, including, but not limited to, medical continuation under Code Section 4980B. No Acquired Company has (i) engaged in any transaction prohibited by ERISA or the Code; (ii) breached any fiduciary duty owed by it with respect to the Plans described above; or (iii) failed in any material respect to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code.

                  (c) All material contributions, premiums or payments under or with respect to each Plan which are due on or before the Closing Date have been paid.

                  (d)      Each Plan which is intended to be qualified under
section 401(a) of the Code (i) has been amended to reflect all requirements of the Tax Reform Act of 1986 and all subsequent legislation which is required to be adopted prior to the Closing Date and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such changes in law.

                  (e) Each Acquired Company has not incurred and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan that any Acquired Company or any other entity, that together with any Acquired Company is treated as a single employer under section 414 of the Code, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

                  (f) Each individual who has received compensation for the performance of services on behalf of any Acquired Company has been properly classified as an employee or independent contractor in accordance with applicable laws.

         SECTION 5.18 INSURANCE. The Parent has made available to Purchaser a list and brief description of each insurance policy maintained by each Acquired Company with respect to such Acquired Company's properties, assets, and business, together with a claims history for the past three years. All of such insurance policies are in full force and effect, and no Acquired Company is in default with respect to its obligations under any such insurance policies. No Acquired Company has any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet have been established in the Ordinary Course of Business of the Acquired Companies.

         SECTION 5.19 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Officers, Directors, and Bank Accounts Schedule included in the Disclosure Schedule lists all officers and directors of each Acquired Company, and all bank accounts, safety deposit boxes, and lock boxes (designating each authorized signatory with respect thereto) for each Acquired Company.

         SECTION 5.20 AFFILIATE TRANSACTIONS. No Insider is a party to any material agreement, contract, commitment, or transaction with any Acquired Company or which is pertaining to the business of any Acquired Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any Acquired Company.

         SECTION 5.21 COMPLIANCE WITH LAWS. Each Acquired Company and their respective officers, directors, agents (in their capacity as such), and employees have complied in all material respects with and are in material compliance with all applicable laws, regulations, and ordinances of foreign, federal, state, and local governments and all agencies thereof which are applicable to the business, business practices, or any owned or leased properties of any Acquired Company and to which any Acquired Company may be subject, and no material claims have been filed against any Acquired Company alleging a violation of any such laws or regulations, and neither any Acquired Company nor the Existing Stockholder has received notice of any such violations.

         SECTION 5.22      HEALTH CARE MATTERS.

                  (a) To the knowledge of the Parent, all physicians employed by or otherwise contracting with the Acquired Companies have and are maintaining in good standing their license to practice medicine in the state(s) in which they practice medicine, except where the failure to have or maintain such license in good standing would not have a Material Adverse Effect.

                  (b) To the knowledge of the Parent, no Acquired Company has submitted any claim which violates any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. ss. 1395nn (known as the "Stark Act"), or any applicable state self-referral law, other than claims the submission or payment of which individually or in the aggregate would not have a Material Adverse Effect. To the knowledge of the Parent, no Acquired Company has submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including the "False Claim Act," 31 U.S.C. ss. 3729, or any other applicable federal or state false claim or fraud law, other than claims the submission or payment of which individually or in the aggregate would not have a Material Adverse Effect.

                  (c) To the knowledge of the Parent, no Acquired Company (including without limitation any manager, officer, member, partner or employee of any Acquired Company), nor any agent acting on behalf of or for the benefit thereof, has directly or indirectly, other than as would not result in a Material Adverse Effect, (i) knowingly and willfully offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors in order to obtain business or payments from such persons, other than entertainment activities in the ordinary and lawful course of business,
(ii) knowingly and willfully given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person other than in connection with promotional or entertainment expenses in the ordinary and lawful course of business, (iii) knowingly and willfully made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution or gift was made,
(iv) knowingly and willfully established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason, (v) knowingly and willfully made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment, or (vi) knowingly and willfully paid or offered to pay any illegal remuneration for any referral to any Acquired Company in violation of any applicable anti-kickback law, including the Federal Anti-Kickback Statute, 42 U.S.C. ss. 1320a-7b(b), or any applicable state anti-kickback law.

                  (d) To the knowledge of the Parent, no Acquired Company (including without limitation any of their managers, officers, or employees) has been convicted of, charged with, or investigated for a Medicare, Medicaid or state health program related offense, or convicted of, charged with, or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program or been subject to any order or consent decree of , or criminal or civil fine or penalty imposed by, any court or governmental agency. To the knowledge of the Parent, no Acquired Company has arranged or contracted with (by employment or otherwise) any individual or entity that the Acquired Companies know or should know is excluded from participation in a Federal Health Care Program, as defined in 42 U.S.C. ss. 1320a-7b(f), for the provision of items or services for which payment may be made under such Federal Health Care Program.

         SECTION 5.23      ENVIRONMENTAL MATTERS.

                  (a) Each Acquired Company has complied in all material respects with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and neither any Acquired Company nor the Existing Stockholder has received any oral or written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under Environmental and Safety Requirements which relate to any Acquired Company or any of their respective properties or facilities.

                  (b) Without limiting the generality of the foregoing, each Acquired Company has obtained and complied with, and is currently in compliance with, all permits, licenses, and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of such Acquired Company's respective properties or facilities or the operation of such Acquired Company's respective businesses, except where the failure to so obtain or comply with all such permits, licenses and other authorizations would not have a Material Adverse Effect. A list of all such permits, licenses, and other authorizations which are material to any Acquired Company is set forth on the Environmental Schedule included in the Disclosure Letter.

                  (c) To the knowledge of the Parent, neither this Agreement, nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on any Acquired Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction- triggered" or "responsible property transfer" laws and regulations).

                  (d) To the knowledge of the Parent, none of the following exists at any property or facility owned or leased by any Acquired
Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any friable or potentially friable form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

                  (e) To the knowledge of the Parent, no Acquired Company has ever treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in CERCLA) any substance (including, without limitation, any hazardous substance), except to the extent in compliance with Environmental and Safety Requirements, or owned, occupied, or operated any facility or property in a manner known to the Parent to give rise to liabilities of any Acquired Company for response costs, natural resource damages, or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other Environmental and Safety Requirements.

                  (f) To the knowledge of the Parent, without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties, facilities, or operations of any Acquired Company shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

                  (g) To the knowledge of the Parent, no Acquired Company has, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

         SECTION 5.24 DISCLOSURE. Neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

         SECTION 5.25 CLOSING DATE. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment, or Exhibit hereto or in any certificate delivered pursuant to this Agreement to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Existing Stockholder has advised the Purchaser otherwise in writing before the Closing (each, a "Schedule Update"). Each Schedule Update delivered to the Purchaser shall be taken into account in determining whether or not a representation or warranty has been breached for purposes of any claims for indemnification pursuant to Section 8.2(a)(i) below, as long as such Schedule Update discloses facts, events or circumstances which occurred after the date hereof or such Schedule Update discloses facts, events or circumstances which occurred prior to the date hereof as to which the Company's chief executive officer, chief operating officer and executive vice president of finance and administration had no knowledge as of the date hereof. No Schedule Update shall be taken into account in determining whether or not the conditions to Closing set forth in Article III above have been satisfied unless the Purchaser has approved such Schedule Update.

                  ARTICLE VI -- REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            As a material inducement to the Company and the Existing Stockholder to enter into this Agreement, the Purchaser hereby represents and warrants to the Existing Stockholder that:

         SECTION 6.1 ORGANIZATION. The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         SECTION 6.2 AUTHORIZATION OF TRANSACTIONS. The Purchaser has all requisite organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser has duly approved the Transaction Documents to which it is a party and has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other limited liability company proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

         SECTION 6.3 ABSENCE OF CONFLICTS. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the certificate of formation or limited liability company agreement of the Purchaser or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Purchaser is bound or affected, or any material law, statute, rule, or regulation to which the Purchaser is subject or any material judgment, order, or decree to which the Purchaser is subject.

         SECTION 6.4 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect, delay or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

         SECTION 6.5 INVESTIGATION BY THE PURCHASER. The Purchaser has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies and acknowledges that Parent and the Existing Stockholder have provided the Purchaser with access to the personnel, properties, premises and records of each of the Acquired Companies for this purpose. In entering into this Agreement, the Purchaser has relied solely upon the representations, warranties and other provisions of the Transaction Documents and its own investigation and analysis, and the Purchaser (a) acknowledges that none of the Parent, the Existing Stockholder or the Acquired Companies nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, and (b) agrees, to the fullest extent permitted by law, that none of the Parent, the Existing Stockholder or the Acquired Companies nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Parent and the Existing Stockholder set forth in this Agreement, except as and only to the extent expressly set forth in this Agreement.

         SECTION 6.6 FINANCING. Attached hereto as Exhibit H are true and correct copies of the senior and subordinated debt financing commitment letters (the "Debt Commitment Letters") issued to the Purchaser by (i) Fleet National Bank, NationsBank, N.A. and DLJ Capital Funding, Inc., and (ii) DLJ Bridge Finance, Inc., NationsBridge, L.L.C. and Fleet Corporate Finance, Inc. and the equity financing commitment letters issued to the Purchaser by (i) Madison Dearborn Capital Partners II, L.P., (ii) Cornerstone Equity Investors IV, L.P. and (iii) Healthcare Equity Partners, L.P. (together with the Debt Commitment Letters, the "Debt and Equity Commitment Letters"), respectively, on or about January 22, 1999 in order to consummate the transactions contemplated hereby, and to fund the working capital requirements of the Company after the Closing. The Purchaser acknowledges that the Debt and Equity Commitment Letters have been delivered by the Purchaser to the Parent and the Existing Stockholder to materially induce the Parent and the Existing Stockholder to enter into this Agreement.

         SECTION 6.7 HART-SCOTT-RODINO. Within the meaning of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules promulgated thereunder (16 C.F.R. ss.ss. 801-803), the Purchaser is its own ultimate parent entity, the total assets of the Purchaser are less than $10,000,000 and the annual net sales of the Purchaser are less than $10,000,000.

         SECTION 6.8 BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

         SECTION 6.9 INVESTMENT. The Purchaser (a) understands that the Purchased Securities have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Purchased Securities solely for its own account for investment purposes, and not with a view to the distribution thereof, and
(c) is an accredited investor within the meaning of Regulation D promulgated under the Securities Act; provided that, nothing contained herein shall prevent the Purchaser or subsequent holder of Restricted Securities from transferring such securities in compliance with the provisions of Section 9.1.

         SECTION 6.10 CLOSING DATE. All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment, or Exhibit hereto or in any certificate delivered pursuant this Agreement to the Parent or Existing Stockholder are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Existing Stockholder has advised the Purchaser otherwise in writing before the Closing (each, a "Schedule Update"). Each Schedule Update delivered to the Existing Stockholder or the Parent shall be taken into account in determining whether or not a representation or warranty has been breached for purposes of any claims for indemnification pursuant to Section 8.2(c)(i) below, as long as such Schedule Update discloses facts, events or circumstances which occurred after the date hereof or such Schedule Update discloses facts, events or circumstances which occurred prior to the date hereof as to which the Purchaser had no knowledge as of the date hereof. No Schedule Update shall be taken into account in determining whether or not the conditions to Closing set forth in
Article III above have been satisfied unless the Existing Stockholder or the Parent has approved such Schedule Update.

                           ARTICLE VII -- TERMINATION

         SECTION 7.1 TERMINATION. This Agreement may be terminated at any time before the Closing:

                  (a) by mutual written consent of the Parent and the Purchaser;

                  (b) by the Purchaser if the representations and warranties set forth in Article V hereof taken in their entirety are not true and correct in all material respects on the date made or deemed made; provided that, for purposes of this Section 7.1(b), those representations and warranties that are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications;

                  (c) by the Parent if the representations and warranties set forth in Article VI hereof taken in their entirety are not true and correct in all material respects on the date made or deemed made; provided that, for purposes of this Section 7.1(c), those representations and warranties that are qualified by references to "material" shall be deemed not to include such qualifications;

                  (d) by the Purchaser if the Company, the Existing Stockholder or the Parent shall have failed to perform and comply in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or before the Closing;

                  (e) by the Parent if the Purchaser shall have failed to perform and comply in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;

                  (f) by the Parent or the Purchaser if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied;

                  (g) by the Parent or the Purchaser if the Parent Board Approval is not obtained on or before January 27, 1999 unless such terminating Party's willful or knowing breach of this Agreement has caused such approval to not be obtained; or

                  (h) by the Parent or the Purchaser if the Closing has not occurred on or before March 16, 1999; provided, however, that neither the Purchaser nor the Existing Stockholder shall be entitled to terminate this Agreement pursuant to this Section 7.1(h) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or before such time.

         SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Existing Stockholder or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of this Section 7.2, Sections 9.2, 9.5 and 9.9 and Article X (other than Section 10.3) shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement before such termination.

              ARTICLE VIII -- INDEMNIFICATION AND RELATED MATTERS

         SECTION 8.1 SURVIVAL. All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or (iv) or Section 8.2(c)(i) unless written notice of a claim thereof is delivered to the other Party before the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the date which is 18 months after the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to (A) a breach of the representations and warranties of the Existing Stockholder set forth in Section 5.22 (Health Care Matters), or (B) matters described in Section 8.2(a)(iv), the Applicable Limitation Date shall be the date which is three years after the Closing Date; (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Existing Stockholder set forth in Section 5.10 (Taxes) and Section 5.17 (Employee Benefits Matters), the Applicable Limitation Date shall be the date of expiration of the statute of limitations applicable to the statute, regulation or other authority which gave rise to such Loss, and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Existing Stockholder set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.3 (Absence of Conflicts), Section 5.4 (Capitalization) or Section 5.14 (Brokerage) and with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in Section 6.1 (Organization), Section 6.2 (Authorization of Transactions), Section 6.3 (Absence of Conflicts) or Section 6.7 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever). The representations and warranties described in clause (iii) of the preceding sentence are referred to as the "Fundamental Representations and Warranties."

         SECTION 8.2       INDEMNIFICATION.

                  (a) Indemnification by the Existing Stockholder and the Parent. The Existing Stockholder and the Parent shall jointly and severally indemnify the Purchaser and the Acquired Companies, and each of the Purchaser's and the Acquired Companies' respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any Loss which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or relating to:

                           (i)      the breach of any representation or
         warranty made by the Company, the Existing Stockholder or the Parent contained in this Agreement or in any certificate delivered by the Company, the Existing Stockholder or the Parent with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality," "Material Adverse Effect," or other terms of similar import or effect and, in the case of Sections 5.22(a), (b) and (c), also, determined without regard to any qualifications therein referencing the term "knowledge", but determined with regard to any qualifications therein referencing the terms "knowingly and willfully");

                           (ii) the breach of any covenant or agreement made by Company contained in this Agreement to be performed by the Company prior to or at the Closing;

                           (iii) the breach of any covenant or agreement made by the Existing Stockholder or the Parent contained in this Agreement;

                           (iv) any claim or audit by any governmental authority or agent thereof (including, without limitation, any fiscal intermediary or carrier) or qui tam relator pertaining to any healthcare program (including, without limitation, with respect to billings under Medicare, Medicaid and CHAMPUS), arising out of the operation of the Acquired Companies on or before the Closing Date;

                           (v)      any matter listed under the heading
         "General Litigation" on the Litigation Schedule included in the Disclosure Letter to the extent not covered by third party insurance;

                           (vi) any matter listed under the heading "Dollar One Litigation" on the Litigation Schedule included in the Disclosure Letter to the extent not covered by third party insurance;

                           (vii) Medical Malpractice Claims which arise out of or relate to, or have arisen out of or relate to, events that occur in connection with the operations of the Acquired Companies on or prior to the Closing, to the extent not covered by the insurance policies referenced in Section 9.11 hereof or any other applicable professional liability insurance policy maintained for the benefit of the Acquired Companies (collectively, the "Applicable Insurance Policies"); provided that the indemnity provided in this clause (vii) will not apply to Medical Malpractice Claims that would have been covered by the Applicable Insurance Policies, but for (A) the insolvency, bankruptcy or liquidation of the applicable insurer or any other similar event which renders the applicable insurer unable or incapable of paying all or any part of a Loss associated with a Medical Malpractice Claim; (B) the post-Closing breach of the Applicable Insurance Policy by an Acquired Company, an Affiliate thereof or an insured (other than the Parent, the Existing Stockholder or their Affiliates) under such insurance policy or the failure following the Closing of an Acquired Company, an Affiliate thereof or an insured (other than the Parent, the Existing Stockholder or their Affiliates) under such insurance policy to comply with the applicable covenants and agreements of such insurance policy; or (C) an express exclusion from coverage or express limitation on coverage, other than a per occurrence, per doctor or aggregate limitation set forth in the Applicable Insurance Policy which places a cap or limit on the liability of the applicable insurance company for such Medical Malpractice Claim; provided however, that for purposes of the exclusions from coverage and limitations on coverage contemplated by this clause (C), the Parties agree that the express exclusions and limitations (other than per occurrence, per doctor or aggregate limitations or the endorsement(s) excluding InPhyNet entities) set forth in the St. Paul policy referenced on Exhibit L hereto shall control and be deemed applicable to all of the Applicable Insurance Policies for purposes of this clause (C), notwithstanding the actual limitations and exclusions set forth in such other Applicable Insurance Policies; or

                           (viii)   any Excluded Liabilities.

The Existing Stockholder and the Parent hereby acknowledge that they and their Affiliates will have no claims or rights to contribution or indemnity from the Acquired Companies or their officers and directors with respect to any amounts paid by any of them pursuant to this Section 8.2(a).

                  (b) Limitations on Indemnification by the Existing Stockholder and the Parent. The indemnification provided for in Section 8.2(a) above is subject to the following limitations:

                           (i) The Existing Stockholder and the Parent will be liable to the Purchaser Parties with respect to claims referred to in Sections 8.2(a)(i) and (iv) only if a Purchaser Party gives the Existing Stockholder written notice thereof within the Applicable Limitation Date.

                           (ii) The aggregate amount of all payments made by the Existing Stockholder and the Parent in satisfaction of claims for indemnification pursuant to Sections 8.2(a)(i), (iv) and (v) shall not exceed $50,000,000 (the "Cap"); provided, however, that the Cap shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties and such Losses shall not count towards satisfaction of the Cap.

                           (iii) The Existing Stockholder and the Parent shall not be liable to indemnify any Purchaser Parties pursuant to Sections 8.2(a)(i), (iv) and (v) unless and until the Purchaser Parties have collectively suffered Losses by such breaches or pursuant to such Sections in excess of a $3,700,000 aggregate basket ("Basket") (at which point, subject to the other limitations herein, the Existing Stockholder and the Parent will be liable to the Purchaser Parties for all Losses in excess of such Basket); provided, however, that the Basket shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties and such Losses shall not count towards satisfaction of the Basket.

                           (iv) The Purchaser Parties shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder.

                           (v) If the Existing Stockholder's or the Parent's indemnification obligation under this Section 8.2 arises in respect of any indemnifiable event (A) for which a Purchaser Party receives indemnification from the Existing Stockholder or the Parent and (B) which results in any Tax benefit to such Purchaser Party for any taxable period (or portion thereof) beginning and ending after the Closing Date which would not, but for such indemnifiable event, be available, such Purchaser Party shall pay, or shall cause to be paid, to the Existing Stockholder or the Parent an amount equal to the actual Tax saving produced by such Tax benefit reduced by the amount of any Tax detriment to such Purchaser Party as a result of the receipt of such indemnification. Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such Tax saving for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Purchaser Party with respect to such Tax period (net of any Tax detriment resulting from the receipt of the indemnity payment) as compared to the Taxes that would have been payable to a Tax authority by such Purchaser Party with respect to such Tax period in the absence of such Tax benefit.

                           (vi)     Any payment made by the Existing
         Stockholder or the Parent to a Purchaser Party pursuant to this
         Section 8.2 in respect of any indemnifiable event shall be net of any insurance proceeds or proceeds from indemnification by third parties realized by and paid to such Purchaser Party or an Acquired Company in respect of such claim. Such Purchaser Party shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this Section 8.2; provided that such Purchaser Party shall not be obligated to make such an insurance claim if the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Purchaser Party, as the case may be, would exceed the value of the claim for which such Purchaser Party is seeking indemnification. To the extent the Acquired Companies are party to agreements (through assignment in accordance with the provisions of this Agreement, or otherwise) pursuant to which the Acquired Companies have the right to indemnification with respect to an indemnifiable event for which a Purchaser Party is seeking indemnification pursuant to this Section 8.2, the Purchaser Parties shall use their reasonable efforts to make claims (or cause the Acquired Companies to make claims) against such third parties for indemnification against such Losses.

                           (vii)    From and after the Closing, the
         indemnification rights provided in Section 8.2(a) of this Agreement shall be the sole and exclusive remedy of the Purchaser

         Parties with respect to any dispute arising out of or related to this Agreement or any Loss which any Purchaser Party may suffer, sustain or become subject to, as a result of or relating to this Agreement and the transactions contemplated hereby, except for (A) the right to seek specific performance of any of the agreements contained herein, and
         (B) except in the case where the Company, the Existing Stockholder or the Parent has defrauded the Purchaser Parties.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Purchaser delivers written notice of a claim to the Existing Stockholder no later than the Applicable Limitation Date, the Existing Stockholder shall be required to indemnify the Purchaser Parties for all Losses (subject to the Basket and Cap limitations) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred. Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from fraud.

                  (c) Indemnification by the Purchaser. The Purchaser shall indemnify the Parent, the Existing Stockholder and the Company, and hold the Parent, the Existing Stockholder, the Company, and the Parent's, the Existing Stockholder's and the Company's respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and assigns (collectively, the "Seller Parties") harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Party may suffer, sustain, or become subject to, as a result of or relating to:

                           (i)      the breach of any representation or
         warranty made by the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms "materiality," or other terms of similar import or effect); or

                           (ii) the breach of any covenant or agreement made by the Purchaser contained in this Agreement.

                  (d) Limitations on Indemnification by the Purchaser. The indemnification provided for in Section 8.2(c) above is subject to the following limitations:

                           (i) The Purchaser will be liable to the Seller Parties with respect to claims referred to in Section 8.2(c)(i) only if a Existing Stockholder gives the Purchaser written notice thereof within the Applicable Limitation Date;

                           (ii)     The Seller Parties shall take all
         reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder.

                           (iii) Any payment made by the Purchaser to a Seller Party pursuant to this Section 8.2 in respect of any indemnifiable event shall be net of any insurance proceeds realized by and paid to such Seller Party in respect of such claim. Such Seller Party shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this Section 8.2; provided that such Seller Party shall not be obligated to make such an insurance claim if such Seller Party in its reasonable judgment believes the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Seller Party, as the case may be, would exceed the value of the claim for which such Seller Party is seeking indemnification.

                           (iv)     From and after the Closing, the
         indemnification rights provided in Section 8.2(c) of this Agreement shall be the sole and exclusive remedy of the Seller Parties with respect to any dispute arising out of or related to this Agreement or any Loss which any Seller Party may suffer, sustain or become subject to, as a result of or relating to this Agreement and the transactions contemplated hereby, except for (A) the right to seek specific performance of any of the agreements contained herein, and (B) except in the case where the Purchaser has defrauded the Seller Parties.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Existing Stockholder delivers written notice of a claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred. Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from fraud.

In the event a Purchaser Party has a claim for indemnification pursuant to
Section 8.2(a) for which (A)(i) the Parent agrees in writing that the Purchaser Party is entitled to indemnification or (ii) a final non-appealable order of a court of competent jurisdiction is rendered in favor of the Purchaser Party and
(B) the Parent has failed to satisfy such claim in full within ten business days of notice of the issuance of such final, non-appealable court order or the date of the written agreement with respect thereto, then the Company may, at its option, cause the Parent and Existing Stockholder to satisfy such indemnification obligation by canceling a number of shares of Preferred Stock held by the Existing Stockholder having a liquidation value (plus accrued and unpaid dividends thereon) equal to the indemnification obligation. In the event of a cancellation of shares of Preferred Stock in accordance with this paragraph, then from and after such time, the Existing Stockholder shall no longer have any rights as a holder of such shares, and such shares shall be deemed cancelled in accordance with the applicable provisions hereof, whether or not the certificates therefor have been delivered to the Company. The certificates representing the Existing Stockholder's Preferred Stock will bear the following legend: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN CANCELLATION OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RECAPITALIZATION AGREEMENT, DATED AS OF JANUARY 25, 1999, AS AMENDED AND MODIFIED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND CERTAIN INVESTORS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE." This paragraph is not intended to create a security interest within the meaning of the Uniform Commercial Code or other preference or encumbrance but rather is intended to cancel all or a portion of the Preferred Stock retained by the Existing Stockholder under the specific circumstances described in this paragraph.

                  (e) Indemnification by the Company. The Company shall indemnify the Purchaser Parties and the Seller Parties and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties and Seller Parties in respect of any Loss which any such Purchaser Party or Seller Party may suffer, sustain, or become subject to, as a result of or relating to the breach of any covenant or agreement made by the Company contained in this Agreement to be performed by the Company after the Closing.

                  (f)      Procedures.

                           (i) If a party hereto seeks indemnification under this Article VIII (including any indemnification for Taxes pursuant to Section 8.3), such party (the "Indemnified Party") shall promptly give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the exceptions in paragraphs (ii) and (iii) below) shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first agree in writing to be fully responsible for all Losses relating to such claims and to provide full indemnification to the Indemnified Party for all Losses relating to such claims subject to the terms hereof.

                           (ii) Except as provided in paragraph (iii) below, if the claim which the Indemnifying Party seeks to assume control (A) involves claims for non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, (C) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party; or (D) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, then the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party.

                           (iii) If the claim which the Indemnifying Party seeks to assume control (i) involves claims for both monetary and non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), or (ii) involves both monetary claims and criminal allegations (each, a "Joint Defense Proceeding"), the Indemnifying Party and the Indemnified Party will jointly participate in and control the defense of such Joint Defense Proceeding, and the Indemnifying Party will pay the reasonable fees and expenses of legal counsel jointly retained by the Indemnifying Party and the Indemnified Party in connection with such Joint Defense Proceeding.

                  If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.

                  If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or any of the Indemnified Party's respective affiliates or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

                  If the Indemnified Party shall control the defense of any such claim, the Indemnifying Party shall not be bound by any settlement or compromise of such claim or any consent to the entry of any judgment with respect to such claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

                  With reference to the indemnification by the Parent and the Existing Stockholder pursuant to Section 8.2(a)(vii) hereof, the parties agree as follows:

                           (i) The Acquired Companies shall have the responsibility for timely reporting of all Medical Malpractice Claims to the appropriate insurance carrier, and/or state fund, based on a schedule of insurance and state funds to be provided by the Parent. Any Medical Malpractice Claim received by the Parent or any of its Affiliates (other than an Acquired Company) will be promptly transmitted to the Company's designated claims manager.

                           (ii) The Company will provide the Parent with copies of any notification received by any insurance carrier, and/or state fund, stating any of the following: (i) that a particular case has the potential to exceed the applicable policy limit; or (ii) that there is a reservation of rights or declination of coverage. In the event of such notification, and at the request of the Parent, the Company will provide the Parent with copies of the claim files of the Acquired Companies and any other relevant information reasonably available. Upon request, the Company will assist the Parent in taking reasonable steps to protect the interests of the Parent and, with respect to excess policy limit losses, to exercise reasonable efforts to cause the carrier to settle such claim, if appropriate, within the policy limit.

                  (g) Tax Treatment. Amounts paid to or on behalf of the Existing Stockholder or the Company as indemnification shall be treated as adjustments to the Redemption Consideration for Tax purposes.

         SECTION 8.3       CERTAIN TAX MATTERS.

                  (a)      Certain Definitions.  As used in this Agreement:

"Purchaser Tax Group" means the Affiliated Group of which the Purchaser is the common parent.

"Pre-Closing Period" means any taxable period, including that portion of any Straddle Period, which ends on or before the Closing Date.

"Seller Group" means the Affiliated Group of which the Parent is the common parent.

"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

                  (b) Section 338(h)(10) Elections. The Existing Stockholder will join with Purchaser in making a timely election under Section 338(h)(10) of the Code, and any applicable corresponding or similar provisions of state or local law (the "Section 338(h)(10) Election") to treat the transaction hereunder as the deemed sale of the assets of the Acquired Companies which are members of the Seller Group (the "Consolidated Subsidiaries"), for federal and state income tax purposes. The Existing Stockholder and the Purchaser shall jointly prepare Internal Revenue Service Form 8023 with respect to the Consolidated Subsidiaries, and such other forms and schedules as are necessary or required to make the Section 338(h)(10) Election, and the Existing Stockholder and the Purchaser shall execute such Form 8023, and shall take all such other acts as are necessary to make or perfect such Section 338(h)(10) Election. The Existing Stockholder and the Purchaser will use their reasonable best efforts to agree on the allocation of the "MADSP" among the assets of the Consolidated Subsidiaries pursuant to the applicable Treasury Regulations under Section 338 of the Code (the "Allocation") and will use the Allocation in reporting the deemed purchase and sale of the assets of the Consolidated Subsidiaries for federal and state income tax purposes. If the parties are unable to agree upon the Allocation within 90 days before the due date of filing any Tax Return for which the Allocation is relevant, the Allocation shall be made by the Firm.

                  (c)      Return Filing, Refunds, Credits and Transfer Taxes.

                           (i) Except with regard to Tax Returns for Straddle Periods, the Parent shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of or including each Consolidated Subsidiary for all Pre-Closing Periods (the "Pre- Closing Period Returns"). The Parent shall pay, or cause to be paid, all Taxes shown to be due on the Pre-Closing Period Returns.

                           (ii) The Company shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns other than the Pre-Closing Period Returns with respect to each Consolidated Subsidiary, including Tax Returns, if any, for the Straddle Period (the "Straddle Period Returns"). The Company shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

                           (iii) The Company shall provide the Parent with copies of any Straddle Period Returns at least 30 days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the Parent's indemnification obligation pursuant to Section 8.3(e) hereof (the "Indemnification Statement"). The Parent shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If the Parent disputes any amounts shown due on such Tax Returns or the amount calculated in the Indemnification Statement, the Parent and the Company shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If the Parent agrees to the Indemnification Statement amount, the Parent shall pay to the Company an amount equal to the Taxes shown on the Indemnification Statement less any amounts paid by the Parent or any Consolidated Subsidiary on or before the Closing Date with respect to estimated taxes thereto not later than three days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If the Parties are unable to resolve any dispute within 15 days after the Parent's receipt of such Straddle Period Return and Indemnification Statement, such dispute shall be resolved by the Firm, which shall resolve any issue in dispute as promptly as practicable. If the Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) the Company shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (B) the Parent shall pay to the Company, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount determined by the Parent as the proper amount chargeable to the Parent pursuant to this Section 8.3. Upon delivery to the Parent and the Company by the Firm of its determination, appropriate adjustments shall be made to the amount paid by the Parent in accordance with the immediately preceding sentence in order to reflect the decision of the Firm. The determination by the Firm shall be final, conclusive and binding on the parties.

                           (iv) The Parent and the Company shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Company and the Parent recognize that the Parent will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by each Consolidated Subsidiary to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Company agrees that from and after the Closing Date the Company shall, and shall cause each other Consolidated Subsidiary to,
         (A) retain and maintain such records until such time as the Parent determines that such retention and maintenance is no longer necessary and (B) allow the Parent and its agents and representatives (and agents and representatives of its Affiliates) to inspect, review and make copies of such records as the Parent may deem necessary or appropriate from time to time. The Company shall indemnify Parent from and against any penalties, additions to tax or interest imposed on Parent as a result of any failure of the Company to provide records or other information regarding Taxes with respect to the Company or any Consolidated Subsidiary in a timely manner.

                           (v) The Company shall not, and shall cause each other Consolidated Subsidiary not to, dispose of or destroy any of the business records and files of such Consolidated Subsidiary relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to the Parent by written notice to the Parent at least 30 days prior to the proposed date of such disposition or destruction.

                           (vi) Any refunds and credits of Taxes of any Consolidated Subsidiary or similar benefit (including any interest or similar benefit) received from or credited thereon by the applicable tax authority (a "Tax Benefit") with respect to (A) any taxable period ending on or before the Closing Date or (B) Taxes for which the Parent has indemnified the Company under this Agreement, shall be for the account of the Parent, and if received or utilized by the Company or another Consolidated Subsidiary, shall be paid to the Parent within five business days after the Company or such other Consolidated Subsidiary receives such refund or utilizes such credit. Except as provided in the next sentence, any refunds or credits of any Consolidated Subsidiary with respect to any Straddle Period shall be apportioned between the Parent, on the one hand, and the Company, on the other hand, on the basis of an interim closing of the books. In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other than Taxes based upon or related to gross or net income or receipts, the refund or credit of such Taxes of a Consolidated Subsidiary for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. Any Tax Benefit not described in clauses (A) or (B) of the first sentence of this Section 8.3(c)(vi) shall be for the account of the Company only.

                           (vii) Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be split equally between the Company and the Existing Stockholder, and the Company shall, at its own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes. If required by applicable law, the Existing Stockholder will join in the execution of any such Tax Returns or such other documentation.

                  (d) Elections. The Company shall not, and shall cause each other Consolidated Subsidiary not to, make, amend or revoke any Tax election if such action would adversely affect the Parent or any Person (other than a Consolidated Subsidiary) as to whom or with whom the Parent has filed a consolidated return with respect to any taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto.

                  (e)      Tax Indemnification.

                           (i) The Company shall indemnify, defend and hold harmless the Parent and its Affiliates, at any time after the Closing, from and against any liability for Taxes of the Company or any other Consolidated Subsidiary for any taxable period ending after the Closing Date except for Straddle Periods, in which case the Company's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period.

                           (ii) The Parent shall indemnify, defend and hold harmless the Acquired Companies and their Affiliates, at any time after the Closing, from and against any liability for (i) Taxes of any Acquired Company, except as provided in Section 8.3(c)(vii) hereof, for the Pre-Closing Period (including the portion of any Straddle Period ending on the Closing Date) and (ii) Taxes imposed pursuant to Treasury Regulation Section 1.1502-6 with respect to the taxable income of any member of the Seller Group (other than the Consolidated Subsidiaries) for any taxable period.

                           (iii) In determining the responsibility of the Parent and the Company for Taxes attributable to any Straddle Period, Taxes based upon or related to gross or net income or receipts shall be apportioned on the basis of an interim closing of the books as of the Closing Date, and all other Taxes shall be prorated on a daily basis.

         SECTION 8.4       EMPLOYEES; EMPLOYEE BENEFITS.

                  (a) For the six month period following the Closing, the Company shall cause each Acquired Company to provide each individual who is actively employed by such Acquired Company on the Closing Date (each, an "Employee") with salary, bonuses and benefits that are substantially comparable in the aggregate to the salary, bonuses and benefits provided to each such Employee immediately prior to the Closing (excluding special retention and other similar bonuses paid or payable with respect to the year 1998 or in connection with the transactions contemplated hereby), provided that no Person, in providing such substantially comparable salary, bonuses and benefits, shall be required to continue to employ any such Employee during such six-month period or to provide or maintain any particular plan or benefit which was provided to or maintained for Employees prior to the Closing. The Acquired Companies shall treat all pre-Closing service completed by an Employee with any Acquired Company or any Affiliate thereof, and any predecessor thereto, the same as post-Closing service completed with such Acquired Company for vesting and eligibility purposes, including waiting periods relating to preexisting conditions under medical plans, vacations, severance pay, early retirement or any subsidized benefit provided for under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by the Company on or after the Closing Date. Prior to the Closing, the Existing Stockholder shall furnish the Purchaser with a list of the length of service with each Acquired Company or its Affiliates for each of the Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of any Acquired Company or any Affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by the Acquired Companies.

                  (b) After the Closing Date, the Company shall be responsible for, and shall indemnify and hold harmless Parent, the Existing Stockholder and their Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of
(i) all salaries, bonuses, commissions, vacation entitlements and other benefits accrued but unpaid as of the Closing and taken into account in determining the Net Working Capital Amount, (ii) the employee benefit liabilities assumed by the Company under this Agreement, and (iii) any claims of, or damages or penalties sought by, any Employee, or any governmental entity on behalf of or concerning any Employee, with respect to any act or failure to act by the Company or any Acquired Company after the Closing Date to the extent arising from the employment, discharge, layoff or termination of any Employee. The foregoing notwithstanding, nothing in this Section 8.4(b) shall be deemed to limit the responsibility of the Existing Stockholder or the Parent for the representations and warranties of the Existing Stockholder set forth in Article V hereof or the indemnification of the Purchaser Parties with respect thereto in accordance with Section 8.2 hereof.

                  (c) The Company shall, for a period of six months following the Closing Date, operate the Acquired Companies in compliance with the Worker Adjustment Retraining and Notification Act, 29 U.S.C. ss. 2101 et. seq. (the "WARN Act") and any other applicable similar state or local law concerning plant closings. In the event the Company's actions should trigger any notice requirement under the WARN Act or any other applicable similar state or local law concerning plant closings during the 90 days following the Closing Date, the Company shall be solely responsible for providing appropriate notice under such plant closing law. The Company shall indemnify the Parent and the Existing Stockholder for any claims, losses, damages, costs or expenses arising out of the Company's failure to provide proper notice pursuant to the WARN Act or other law regarding plant closings or otherwise comply with the WARN Act or such other laws regarding plant closings.

                  (d) During the period commencing on the Closing Date and ending on the date the Acquired Companies reasonably can arrange for health, dental, short-term disability, long-term disability, life, accidental death and dismemberment and business travel accident insurance independent of the insurance provided to the employees of the Acquired Companies under the MedPartners, Inc. Health and Welfare Benefits Plan (the "Parent Health Plan") immediately prior to the Closing Date (but in no event later than September 30, 1999) (the "Welfare Benefit Transition Period"), the Parent shall permit the employees of the Acquired Companies (and their covered dependents), including those employees (and their covered dependents) who become eligible for such insurance during the Welfare Benefit Transition Period, to participate in the health, dental, short-term disability, long-term disability, life, accidental death and dismemberment and business travel accident insurance in which employees of the Acquired Companies participated immediately prior to the Closing Date; provided (i) the Acquired Companies shall pay all costs associated with the provision of such insurance (to the extent not paid for by employees of the Acquired Companies), including any incidental administrative costs incurred by the Parent and its Subsidiaries and any reasonable costs incurred as a result of any changes in the form of payroll data which is provided by the Acquired Companies to the plan administrators; (ii) the Acquired Companies shall promptly provide all data the Parent requests with respect to the participation of such persons in such insurance and (iii) the Acquired Companies shall comply with all notice requirements associated with the provision of such insurance, including any notice requirements imposed by third party administrators in connection with payroll data. The Parent agrees to use reasonable best efforts to cooperate with the Company to provide it with comprehensive health claims data with respect to the Acquired Companies, and the Company agrees to reimburse the Parent for all reasonable out-of-pocket expenses incurred by the Parent in providing such data. Parent shall exercise reasonable efforts prior to the Closing Date to obtain the consents of the Parent's applicable insurance providers to such Welfare Benefit Transition Period insurance. The sole role of the Parent in permitting the employees of the Acquired Companies (and their covered dependents) to participate in such insurance subsequent to the Closing Date shall be to facilitate the transition of health, dental, short-term disability, long-term disability, life, accidental death and dismemberment and business travel accident insurance coverage for such individuals and the Parent shall not be deemed a plan fiduciary in such role, except as required under applicable law. As provided under the Parent Health Plan, health and dental insurance coverage will be provided based on covered expenses incurred prior to the end of the Welfare Benefit Transition Period, and short-term disability, long-term disability, life, accidental death and dismemberment and business travel accident insurance coverage will be provided based on covered claims incurred prior to the end of the Welfare Benefit Transition Period. The Acquired Companies shall jointly and severally indemnify and hold harmless Parent and its Subsidiaries from all liabilities, other than liabilities arising due to Parent's or its Subsidiaries' gross negligence or willful misconduct, arising in connection with the provision of, or the failure to provide, such insurance and the benefits covered under such insurance by the Parent's applicable insurance providers. Nothing in this paragraph (d) shall preclude amendment of the Parent Health Plan in any manner after the Closing Date, to the extent permitted by the Parent Health Plan, except where such amendment would cut-back the coverages of employees of the Acquired Companies on a basis which is inconsistent with that applicable to Parent's employees.

                  (e) COBRA. Any individual who is receiving or is otherwise entitled to elect to receive medical continuation coverage under Parent's Health Plan pursuant to Section 4980B of the Code as of Closing Date shall continue to be eligible to participate under such plan, in accordance with Section 4980B of the Code, and the Acquired Companies shall have no obligation or liability to provide continuation coverage with respect to such individuals.

                  (f) 401(k) Retirement Plans. During the period from the Closing Date until the date that the Acquired Companies reasonably arrange for participation in a Company-sponsored 401(k) plan (the "Company 401(k) Plan") by employees of the Acquired Companies, but in no event later than September 30, 1999 (the "Retirement Benefit Transition Period"), the Parent shall permit and shall cause its Subsidiaries to permit the employees of Acquired Companies who participated in the Pacific Physician Services Profit Sharing and Retirement Plan or the InPhyNet Administrative Services, Inc. 401(k) Retirement Plan (the "Parent's 401(k) Plans") immediately prior to the Closing Date, as well as other employees of the Acquired Companies who become eligible during the Retirement Benefit Transition Period, to participate under the Parent's 401(k) Plans during the Retirement Benefit Transition Period. The Acquired Companies shall reimburse Parent and its



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

Subsidiaries for the reasonable cost (internal and external) of the provision and administration of benefits under the Parent's 401(k) Plans for the current and former employees of the Acquired Companies during the Retirement Benefit Transition Period. For purposes of participation in the Parent's 401(k) Plans, the Acquired Companies shall adopt the Parent's 401(k) Plans. The Company 401(k) Plan shall recognize service credited under Parent's 401(k) Plans for all purposes, including vesting. As soon as practicable after the last day of the Retirement Benefit Transition Period, the Acquired Companies' current and former employees' vested and nonvested account balances (including earnings through the date of transfer) under the Parent's 401(k) Plans shall be transferred to one or more tax-qualified defined contribution plans specified by the Company, in accordance with the requirements of Code Section 414(l) and Title I of ERISA.

                  (g)      Workers' Compensation. Except as set forth as in
Section 8.4(j), Parent shall retain all liability and obligation with respect to workers' compensation claims (filed before, on or after the Closing Date) relating to injuries incurred prior to the Closing Date, except for those claims relating to occupational illnesses and diseases that occur over a period of time which have accident dates that transcend the Closing Date, in which case proportional liability shall be determined by the Parent's and the Company's respective insurance carriers and third party administrators.

                  (h) Flexible Spending Account Plans. On or prior to the Closing Date, the Company shall adopt, or cause its Subsidiaries to adopt, a health-care and dependent-care reimbursement account plan for the benefit of current employees of the Acquired Companies who participate in the health-care and dependent-care reimbursement accounts under the Parent Health Plan. On or prior to the Closing Date, the Parent shall spinoff, or shall cause its Subsidiaries to spinoff, the health-care and dependent-care reimbursement account balances held under the Parent Health Plan for employees of the Acquired Companies for 1999 and shall transfer, in cash, the related assets (and liabilities) and recordkeeping information to the Company. The Company thereafter shall have all liability and obligation with respect to reimbursement of such employees under such accounts with respect to eligible health-care and dependent-care expenses incurred in 1999; provided, that, the Parent shall, at its option, act as a third party administrator with respect to such accounts during the Welfare Benefit Transition Period.

                  (i) Special Bonus Plan. Subject to any deferred compensation arrangements agreed to in writing between the Company and any of the senior managers of the Company identified on Exhibit K attached hereto (the "Bonus Participants"), at the Closing the Company shall make the special bonus payments to the Bonus Participants in the amounts identified on Exhibit K attached hereto, and such special bonuses shall not be taken into account as deductions in determining the Net Working Capital Amount and shall not constitute Indebtedness for purposes of this Agreement. The Company shall at the Closing assume and shall thereafter discharge and pay in full any and all liabilities of the Parent and its Affiliates (other than the Acquired Companies) with respect to such deferred compensation arrangements for the Bonus Participants.

                  (j) Self-funded InPhyNet Coverages. The Acquired Companies shall be responsible for all liabilities and obligations relating to
(i) self-funded medical claims incurred prior to the Closing Date by current or former employees of InPhyNet Medical Management Inc. and its Subsidiaries which relate to the Team Health division (or their covered dependents) and (ii) self-funded workers' compensation claims with respect to injuries incurred prior to July 1, 1997 by current or former employees of InPhyNet Medical Management Inc. and its Subsidiaries which relate to the Team Health division. The Parent shall be responsible for all liabilities and obligations relating to (i) self-funded medical claims incurred prior to the Closing Date by current or former employees of InPhyNet Medical Management Inc. and its Subsidiaries which relate to the government services or managed healthcare divisions (or their covered dependents) and (ii) self- funded workers' compensation claims with respect to injuries incurred prior to July 1, 1997 by current or former employees of InPhyNet Medical Management Inc. and its Subsidiaries which relate to the government services or managed healthcare divisions.

                  (k) MedStock Plan. The Parent shall, on a timely basis, reimburse any amounts due to employees of the Acquired Companies in accordance with the terms of the MedStock Plan.

                  (l) The Parent and the Company shall act in good faith and cooperate, and shall cause their Subsidiaries to act in good faith and cooperate, to timely and efficiently effect the actions and transaction contemplated by this Section 8.4, including any government filings necessary to effect the transfer of assets and liabilities contemplated by this Section 8.4, and the Parent and its Subsidiaries shall provide such information as is reasonably requested by the Company, including, without limitation, participant claim histories, for the purposes of putting replacement plans and coverages into effect.

                      ARTICLE IX -- ADDITIONAL AGREEMENTS

         SECTION 9.1       LEGEND FOR THE RESTRICTED SECURITIES.

                  (a) Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 9.1(b) below, any other legally available means of transfer.

                  (b) In connection with the transfer of any Restricted Securities (other than a transfer described in clauses (i) or (ii) of Section 9.1(a) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the reasonable satisfaction of the Company) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act,



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the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 9.1(d). If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 9.1(b) and Section 9.1(d) below.

                  (c) If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 9.1(d) below from the certificates for such Restricted Securities.

                  (d) Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE RECAPITALIZATION AGREEMENT, DATED AS OF JANUARY 25, 1999, AS AMENDED AND MODIFIED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND CERTAIN INVESTORS, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

         SECTION 9.2 PRESS RELEASES AND ANNOUNCEMENTS. Before the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of any Acquired Company shall be issued by any Party without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Existing Stockholder and the Purchaser). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of any Acquired Company shall be issued by the Parent or the Existing Stockholder without the prior approval of the Purchaser, except for any public disclosure which the Parent or the Existing Stockholder in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Existing Stockholder and the Purchaser); provided that after the Closing Date, the Parent shall be permitted to make customary disclosures pursuant to documents filed with the Securities and Exchange Commission.

         SECTION 9.3 FURTHER TRANSFERS. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby.

         SECTION 9.4 SPECIFIC PERFORMANCE. The Parties hereto acknowledge and agree that in the event of a breach of this Agreement, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the Parties agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive, and/or other equitable relief.

         SECTION 9.5 EXPENSES. The Parties shall pay all of their own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses"); it being understood that if the transactions contemplated hereby are consummated, the Company shall reimburse the Purchaser and its investors for all of their Transaction Expenses. At the request of the Existing Stockholder, the Transaction Expenses for which the Existing Stockholder and the Parent are liable pursuant to this
Section 9.5 may be deducted from the Redemption Consideration and paid directly to the Existing Stockholder's and Parent's legal counsel, investment bankers and other agents and representatives. To the extent that any Acquired Company pays or becomes liable with respect to any Transaction Expenses of the Parent, the Existing Stockholder or any Acquired Company and such Transaction Expenses are not otherwise taken into account as deductions in determining the Net Working Capital Amount, the Redemption Consideration shall be reduced dollar-for-dollar; provided that there shall be no such reduction to the Redemption Consideration for legal fees and expenses to counsel for the Senior Managers in connection with the negotiation and execution of the Senior Management Agreements.

         SECTION 9.6 EXCLUSIVITY. Until this Agreement is terminated by its terms, no Seller Party shall (and no Seller Party shall cause or permit any Insider or agent or any other Person acting on its behalf to), discuss or negotiate with any other Person a possible sale of all or part of any Acquired Company's securities or assets (except for dispositions of assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of stock, merger, liquidation. dissolution, reorganization, recapitalization, consolidation. sale of assets or otherwise (an "Acquisition Proposal"), or provide any information to any other Person concerning any Acquired Company (other than information which the Acquired Companies provide to other Persons in the Ordinary Course of Business). The Seller Parties and their agents and other Persons acting on their behalf (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (except this Agreement), (b) shall cease and cause to be terminated any and all discussions with third



                                      -67-
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parties regarding any Acquisition Proposal, and (c) shall promptly notify the
Purchaser if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.

         SECTION 9.7 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Parent or the Purchaser (as the case may be), the Purchaser and the Parent will not, for a period of ten years following the date hereof, destroy, alter, or otherwise dispose of any of the books and records of any Acquired Company acquired by the Purchaser hereunder or retained by the Parent or any of its Affiliates without first offering to surrender to the Parent or the Purchaser such books and records or any portion thereof of which the Parent or the Purchaser may intend to destroy, alter, or dispose. The Purchaser and the Parent will allow the other party's representatives, attorneys, and accountants access to such books and records, upon reasonable request for during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

         SECTION 9.8       NONCOMPETITION, NONSOLICITATION, AND
CONFIDENTIALITY. From and after the Closing:

                  (a) Noncompetition. In consideration of the mutual covenants provided for herein to the Parent and the Existing Stockholder at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), none of the Parent, the Existing Stockholder or any of their then Affiliates shall engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) directly or indirectly in any business that provides outsourced staffing or those related billing services being provided by the Acquired Companies as conducted on the date hereof to hospitals and clinics anywhere within the United States; provided that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses; provided further that the Parent and the Existing Stockholder shall not be deemed to be in breach of this Section 9.8(a) solely as a result of owning a direct or indirect interest in a business whose other owner engages in the activities prohibited hereunder. The Parties hereto agree that the covenant set forth in this Section 9.8 is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.8 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (b) Nonsolicitation. Except as otherwise agreed by the Company and the Parent, the Parent and the Existing Stockholder agree that, during the Noncompete Period, they will not (and



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

they will cause their Affiliates to not) directly or indirectly contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, or otherwise) or hire any employee or independent contractor of any Acquired Company at any time during the six month period before the Closing Date or during the Noncompete Period, without the prior written consent of the Company; provided that nothing in this Section 9.8(b) shall prohibit the Parent, the Existing Stockholder or their Affiliates from taking any action otherwise prohibited by this Section 9.8(b) with respect to any employee whose employment is first terminated or independent contractor whose engagement is first terminated by an Acquired Company.

                  (c) Confidentiality. Each of the Existing Stockholder and the Parent shall treat and hold as confidential any information concerning the business and affairs of the Acquired Companies (including, without limitation, all Proprietary Rights and all information learned in connection with activities under Section 9.12 hereof, but excluding tax returns and related records) that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the request of the Purchaser deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that the Existing Stockholder or the Parent is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.8(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Parent or the Existing Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided that it shall use its best efforts to obtain, at the request and expense of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

                  (d) Trade Names. The Parent and the Existing Stockholder shall not use or permit any of its Affiliates to use the "Team Health" name, the names "Team Health Radiology", "Team Health Radiology Services", "Team Health West", Team Health Southeast", "Park Med Occupational Services", "Doctor's Essential Services, Inc.", "DESI" or "InPhyNet", any names of the Acquired Companies other than names containing the term "EMSA", or any names or symbols confusingly similar thereto in any manner anywhere in the world after Closing.

                  (e) Remedy for Breach. The Parent and Existing Stockholder acknowledge and agree that in the event of a breach of any of the provisions of this Section 9.8, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, the Purchaser, and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

         SECTION 9.9 NONSOLICITATION BY THE PURCHASER. Except as otherwise agreed by the Purchaser and the Parent, for a period of two years following the date hereof, (a) if this Agreement is terminated for any reason pursuant to Article VII, the Purchaser shall not, directly or indirectly, actively solicit or induce any employee, agent or contractor of any Acquired Company, the Existing Stockholder or the Parent to leave such employment and become an employee, agent or contractor of the Purchaser or any of its Affiliates if the Purchaser had contact with such employee, agent or contractor in connection with the transactions contemplated herein and (b) neither the Purchaser, nor any Acquired Company shall, directly or indirectly, actively solicit or induce any employee, agent or contractor of the Parent or any Affiliate thereof (other than an Acquired Company) to leave such employment and become an employee, agent or contractor of the Purchaser, any Acquired Company or any of their respective Affiliates; provided that nothing in this Section
9.9 shall prohibit the Purchaser, any Acquired Company or any of their Affiliates from taking any action otherwise prohibited by this Section 9.9 with respect to any Person whose employment is first terminated by the Parent, an Acquired Company or an Affiliate thereof, as the case may be. This Section 9.9 supersedes Paragraph 5 of the Confidentiality Agreement.

         SECTION 9.10 USE OF PARENT'S NAMES AND LOGOS. Except as expressly set forth in this Section 9.10, it is expressly agreed that the Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the names "MedPartners, Inc.", "EMSA" or any tradenames, trademarks, identifying logos or service marks related thereto or employing the word "MedPartners" or "EMSA" or any part or variation of any of the foregoing or any confusingly similar tradename, trademark or logo (collectively, the "Seller Trademarks and Logos"). Except as expressly set forth in this Section 9.10, the Purchaser agrees that, neither it nor any of its Affiliates shall make any use of the Seller Trademarks and Logos from and after the Closing Date. At or prior to the Closing, the Existing Stockholder shall cause the name of each Acquired Company that contains the word "MedPartners" or "EMSA" to be changed to a name that does not contain such words. In recognition of the fact that certain of the Acquired Companies' assets have imprinted thereon the Seller Trademark and Logos, the Company shall remove, within one year after the Closing, such name or logotype from, or render the same illegible on, all assets of the Acquired Companies on which they are imprinted or legible or, in the alternative, shall discontinue use of such assets. Subject to the foregoing, during the one year period following Closing, the Acquired Companies are granted a non-exclusive, nonassignable royalty-free license to use all assets utilizing the Seller Trademark and Logos. The Acquired Companies shall not assert any claim of ownership of, or any claim to, any goodwill or reputation associated with the Seller Trademarks and Logos by reason of the Acquired Companies' use of the Seller Trademarks and Logos pursuant to this Section 9.10 or otherwise. The Company shall not take action in derogation of any of the rights of the Parent to the Seller Trademarks and Logos. The Acquired Companies shall maintain quality standards for all assets utilizing the Seller Trademarks and Logos that are substantially equivalent to the standards currently used by the Parent in connection with such assets.

         SECTION 9.11 MEDICAL MALPRACTICE MATTERS. The Parent and the Purchaser agree that on or prior to the Closing Date, the Parent shall acquire (at its sole cost and expense) for the benefit of the Purchaser, insurance policies covering the Tail Malpractice Liability in the amounts and reflecting the terms and conditions set forth on Exhibit L attached hereto and such other terms and conditions as are reasonable and customary for the industry and mutually acceptable to the Parent and the Purchaser.

         SECTION 9.12      TRANSITION SERVICES.

                  (a) Plantation Premises. With respect to the Leased Real Property located at 1200 South Pine Island Road, Plantation, Florida (the "Plantation Premises"), the Parent shall cause its Affiliate, MedPartners Acquisition Corporation, as the current tenant under such Real Property Lease (the "Plantation Tenant"), to sublease to the Plantation Subtenant (as defined below) that portion of the Plantation Premises which is used and occupied by one or more of the Acquired Companies as of the date of this Agreement (such Acquired Companies are referred to collectively herein as the "Plantation Subtenant"), from the Closing Date until March 1, 2000, which term shall be renewed automatically thereafter for successive periods of one (1) month each until the Plantation Tenant or the Plantation Subtenant provide written notice of non-renewal to the other party at least six months prior to the expiration of the initial term or any renewal term, at a monthly rent equal to (i) $ 41,947, payable on or prior to the first day of each calendar month (except for the initial partial month, which shall be payable at Closing), plus (ii) 27.15% of all excess expenses for the Plantation Premises which are charged to Plantation Tenant under such Real Property Lease, payable upon delivery to the Plantation Subtenant of documentation evidencing such charges (which amounts in clauses (i) and (ii) shall be prorated on a per diem basis for the initial month if less than a full calendar month), and which otherwise shall be on the same terms and conditions as currently used or occupied by the Plantation Subtenant.

                  (b) Tampa Premises. With respect to the Leased Real Property located at 6200 Courtney Campbell Causeway, Tampa, Florida (the "Tampa Premises"), the Parent shall cause its Affiliate, MedPartners of Florida, Inc. (the "Tampa Tenant"), as the current tenant under such Real Property Lease, to sublease to the Tampa Subtenant (as defined below) that portion of the Tampa Premises which is used and occupied by one or more of the Acquired Companies as of the date of this Agreement (such Acquired Companies are referred to collectively herein as the "Tampa Subtenant"), from the Closing until the last day of the sixth (6th) calendar month after the Closing Date, which term shall be renewed automatically thereafter for successive periods of one (1) month each until the Tampa Tenant or the Tampa Subtenant provide written notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the initial term or any renewal term, at a monthly rent equal to
(i) $ 6,652, payable on or prior to the first day of each calendar month (except for the initial partial month, which shall be payable at Closing), plus
(ii) 100% of all excess
expenses for the Tampa Premises which are charged to Tampa Tenant under such Real Property Lease, payable upon delivery to Tampa Subtenant of documentation evidencing such charges (which amounts in clauses (i) and (ii) shall be prorated on a per diem basis for the initial month if less than a full calendar month), and which otherwise shall be on the same terms and conditions as currently used or occupied by the Tampa Subtenant.

                  (c) Akron Premises. With respect to the Leased Real Property located at 2620 Ridgewood Road, Akron, Ohio (the "Akron Premises"), the Acquired Company which is the tenant under such Real Property Lease (the "Akron Tenant"), shall sublease to the Akron Subtenant (as defined below) that portion of the Akron Premises consisting of approximately 3,738 square feet which is used and occupied by the Parent or one or more of the Affiliates as of the date of this Agreement (the "Akron Subtenant"), from the Closing Date until the last day of the sixth (6th) full calendar month after the Closing, which term shall be renewed automatically thereafter for successive periods of one
(1) month each until Akron Tenant or the Akron Subtenant provide written notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the initial term or any renewal term, at a monthly rent equal to
(i) $ 4,707 payable on or prior to the first day of each calendar month (except for the initial partial month, which shall be payable at Closing), plus (ii) 11.69% of excess expenses for the Akron Premises which are charged to Akron Tenant under such Real Property Lease plus (iii) 11.69% of electricity expenses which are charged to the Akron Tenant under such Real Property Lease, payable upon delivery to Akron Subtenant of documentation evidencing such charges (which amounts in clauses (i) and (ii) shall be prorated on a per diem basis for the initial month if less than a full calendar month), and which otherwise shall be on the same terms and conditions as currently used or occupied by the Akron Subtenant.

                  (d) Plantation Phone System. The Parent agrees to provide to the Acquired Companies, for as long as one of the Acquired Companies is the Plantation Subtenant, access to the existing telephone system at the Plantation Premises, in the manner, cost and at a relative level of service consistent with that provided by the Parent to the Acquired Companies immediately prior to the date hereof.

                  (e) Wide Area Network. The Parent agrees to provide to the Acquired Companies, for the longer of six (6) months following the Closing or until the Acquired Companies are no longer accessing the Parent's SAP R/3 software pursuant to paragraph (f) below, access to the Parent's wide area network via MCI frame-relay circuits, in the manner, cost and at a relative level of service consistent with that provided by the Parent to the Acquired Companies immediately prior to the date hereof.

                  (f) SAP R/3 Software. The Parent agrees to provide to the Acquired Companies, accounting, finance and related support services, including but not limited to full access to and use of the Parent's SAP R/3 software and related systems, through the date which is six (6) months following the Closing, in the manner, cost (with the access and use cost in no event exceeding $10,000 per month) and at a relative level of service consistent with that provided by the Parent to the Acquired Companies immediately prior to the date hereof; provided that to the extent any support services cannot be provided by the Parent itself and Parent is required to obtain the services of a third party to provide such support, the Acquired Companies shall reimburse the Parent for all amounts paid to such third parties for such support. If the Company desires to use the SAP R/3 software and related systems beyond the date which is six (6) months following the Closing, the Parent will (at the Company's sole cost and expense) reasonably cooperate in good faith with the Company in negotiating satisfactory arrangements with SAP America, Inc.

                  (g) DEC 8420 Services. The Acquired Companies agree to provide to the Parent, for three (3) months following the Closing, systems hardware support related to its COMPAQ (DEC) Alpha model 8420, including but not limited to digital equipment maintenance and operations support, in the manner and at a relative level of service consistent with that provided by the Acquired Companies to the Parent as of the end of the third quarter of 1998, for the amount of $48,115 per month, payable monthly.

                  (h) PC & Network Support. The Acquired Companies agree to provide to the Parent, for three (3) months following the Closing, PC and Local Area Network support, in the manner and at a relative level of service consistent with that provided by the Acquired Companies to the Parent as of the end of the third quarter of 1998, for the amount of $7,600 per month, payable monthly.

                  (i) DEC 4100 Services. The Acquired Companies agree to provide to the Parent, for three (3) months following the Closing, information technology support related to its COMPAQ (DEC) Alpha model 4100, including but not limited to server hardware and systems maintenance, computer operations support and software applications support, in the manner and at a relative level of service consistent with that provided by the Acquired Companies to the Parent as of the end of the third quarter of 1998, for the amount of $9,708 per month, payable monthly.

         SECTION 9.13 EMSA LIMITED PARTNERSHIP. The Parties agree that from and after the Closing Date, the Parent shall cause EMSA Limited Partnership to enter into an agreement to provide that any and all payments received by EMSA Limited Partnership related to third-party payor contracts be forwarded immediately to EMSA Contracting Services, Inc.

         SECTION 9.14 CERTAIN VENDORS. Prior to the Closing Date, those vendors specified on Exhibit M hereto that have supplied goods or services to the Acquired Companies through the Parent's centralized purchasing programs shall be notified that, from and after the Closing Date, all goods and services ordered by the Acquired Companies are for the account of the Acquired Companies and that the Parent has no obligation with respect thereto. To the extent deemed appropriate by the Acquired Companies, on or prior to the Closing Date, the Acquired Companies shall enter into purchase contracts with such vendors, under which the Parent shall have no liability.

         SECTION 9.15 IDX. Prior to the Closing Date, the Parent and the Acquired Companies shall enter into an agreement with IDX Systems Corporation which shall provide for IDX licenses to be allocated in accordance with Exhibit N attached hereto.

                           ARTICLE X -- MISCELLANEOUS

         SECTION 10.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser and the Existing Stockholder. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

         SECTION 10.2 NOTICES. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile or other wire transmission, (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Parent or the Existing Stockholder
or, before the Closing, notices to the Company:               with a copy to


c/o MedPartners, Inc.                                         King & Spalding
3000 Galleria Tower                                           191 Peachtree Street
Suite 1000                                                    Atlanta, Georgia 30303-1763
Birmingham, Alabama 35244                                     Fax No. (404) 572-5145
Fax No. (205) 982-7709                                        Attention: William R. Spalding, Esq.
Attention: Legal Services

Notices to the Purchaser
or, after the Closing, notices to the Company:                with a copy to:


Team Health Holdings, L.L.C.                                  Kirkland & Ellis
c/o Madison Dearborn Partners                                 200 East Randolph
Three First National Plaza, Suite 3800                        Chicago, Illinois 60601
Chicago, Illinois 60602                                       Attention:  Sanford E. Perl, Esq.
Attention: Timothy Sullivan                                   Fax No. (312) 861-2200
Fax No. (312) 895-1001


and

Cornerstone Equity Investors, LLC
717 Fifth Avenue, Suite 1100
New York, NY 10022
Attention: Dana J. O'Brien
Fax No. (212) 826-6798

and

Healthcare Equity Partners
901 Warranville Road, Suite 205
Lisle, IL 60532
Attention: Kenneth O'Keefe
Fax No. (630) 435-0370

         SECTION 10.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided that

                  (a) the Purchaser may at any time before the Closing, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates; provided that the Purchaser will nonetheless remain liable for all of its obligations hereunder;

                  (b) the Purchaser and the Company may each assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser, the Company, or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser and the Company hereunder; and

                  (c) the Purchaser and the Company may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchaser or any Acquired Company or any material portion of its assets (whether such sale is structured as a sale of stock, a sales of assets, a merger, or otherwise); provided that the Purchaser and the Company will nonetheless remain liable for all of its obligations hereunder.

         SECTION 10.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         SECTION 10.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 10.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         SECTION 10.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way; provided that if the Agreement is terminated pursuant to Section 7.1(g), the expense reimbursement letter dated November 20, 1998 between the Parent and certain of the Purchaser's stockholders shall remain in full force and effect.

         SECTION 10.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         SECTION 10.9 GOVERNING LAW. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         SECTION 10.10 JURISDICTION AND CONSENT TO SERVICE. Without limiting the jurisdiction or venue of any other court, each of Parties (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

         SECTION 10.11 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and assigns, any rights or remedies under or by virtue of this Agreement.

         SECTION 10.12 SCHEDULES. Information disclosed in the Disclosure Letter shall be deemed to be disclosed for purposes of qualifying any representation and warranty in Article V to the extent that such information is reasonably apparent on its face as being applicable to such representation and warranty.



                            *     *     *     *     *

                  IN WITNESS WHEREOF, the Parties have executed this Recapitalization Agreement as of the date first written above.



                                 TEAM HEALTH, INC.


                                 By:   /s/ James H. Dickerson
                                       ---------------------------------------

                                 Its:
                                       ---------------------------------------



                                 MEDPARTNERS, INC.


                                 By:   /s/ James H. Dickerson
                                       ---------------------------------------

                                 Its:
                                       ---------------------------------------



                                 PACIFIC PHYSICIAN SERVICES, INC.


                                 By:   /s/ James H. Dickerson
                                       ---------------------------------------

                                 Its:
                                       ---------------------------------------



                                 TEAM HEALTH HOLDINGS, L.L.C.


                                 By:   /s/ Timothy P. Sullivan
                                       ---------------------------------------

                                 Its:  Vice President and Assistant Secretary
                                       ---------------------------------------